UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY

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4582 SOUTH ULSTER STREET, SUITE 1100

DENVER, COLORADO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 30, 2019

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Meeting”) of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (“Aimco” or the “Company”) to be held on Tuesday, April 30, 2019, at 8:30 a.m. at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1100, Denver, CO 80237, for the following purposes:

1. To elect eight directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

2. To ratify the selection of Ernst & Young LLP, to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019;

3. To conduct an advisory vote on executive compensation; and

4. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on February 22, 2019, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

We are again pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Meeting.

On or about March 15, 2019, we intend to mail our stockholders a notice containing instructions on how to access our 2019 proxy statement (the “Proxy Statement”), Annual Report on Form 10-K for the year ended December 31, 2018, and 2018 Corporate Responsibility Report and vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to these documents on the Internet.

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa R. Cohn
Secretary

March 1, 2019

Important Notice Regarding the Availability of Proxy Materials for

Aimco’s Annual Meeting of Stockholders to be held on April 30, 2019.

This Proxy Statement, Aimco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and 2018 Corporate Responsibility Report are available free of charge at the following website: www.edocumentview.com/aiv.

BUSINESS HIGHLIGHTS
SUPERIOR LONG-TERM RETURNS

STOCKHOLDER GOAL:

AIMCO seeks to earn LONG-TERM

RETURNS on equity that are SUPERIOR

to those of the equity REIT and S&P 500

indices by investing in a portfolio of high

quality multifamily communities,

DIVERSIFIED by both geography and

price point, whose CASH FLOWS are

PREDICTABLE and RISING.

TOTAL SHAREHOLDER RETURN SINCE IPO 7/22/94 - 12/31/18

TOTAL SHAREHOLDER RETURN (TSR) FOR THE 5-YEAR PERIOD ENDED DECEMBER 31, 2018 5-Year TSR CAGR	TOTAL RETURN PERFORMANCE This graph assumes the investment of $100 in shares of the common stock of each index/company on December 31, 2013, and that all dividends were reinvested.
7% 5-year AFFO [1] CAGR	11.5% 5-year Economic Income [2]

CONSISTENT GROWTH OVER TIME; BETTER THAN PEER AVERAGE [3]	SHARE PRICE (2013 - 2018)	DIVIDENDS PER SHARE (2013 - 2018)

[1]	AFFO is Aimco’s primary measure of current period performance.
[2]

Represents the compounded annual return for Economic Income, calculated through Aimco’s last published net asset value (“NAV”) at September 30, 2018, consisting of the annual change in Aimco net asset value per share plus cash dividends per share. Economic Income represents stockholder value creation and is Aimco’s primary measure of long-term performance.

[3]	Peer group consists of AVB, CPT, EQR, ESS, MAA, and UDR. Source for peer simple average: SNL Financial.
[4]	Represents the cumulative five-year outperformance.

i

BUSINESS HIGHLIGHTS

SOLID RESULTS IN 2018

NAV h 6%	Economic Income h 8.5%
Peer Leading NOI Margin	➢ Record Occupancy of 96.5% • Outprerformed peer average of 96.3% ➢ Same Store Revenue h 3.1% • Outperformed peer average of 2.7% ➢ Same Store NOI h 3.1% • Outperformed peer average of 2.6%

REDEVELOPMENT ✓ Invested $176M ✓ Completed construction on two major projects on track to create nearly $70M in stockholder value

PORTFOLIO MANAGEMENT

✓   Average revenue per apartment home 4% to $2,126

✓   Exited the affordable business

✓   Made accretive acquisitions in Philadelphia and Northern Virginia

✓   Repurchased 6% of shares at 20% discount to NAV; leverage-neutral buyback funded by sale of lower-rated properties

BALANCE SHEET ✓ Reduced 2019-2021 maturities by more than 50% ✓ Reduced annual interest expense by $13M ✓ Added nearly $1B to unencumbered pool of properties, to $2.7B

Recognized as a “Top Workplace” in Colorado for a sixth consecutive year

EXECUTIVE COMPENSATION HIGHLIGHTS
COMPENSATION THAT INCENTIVIZES RELATIVE OUTPERFORMANCE OVER THE LONG-TERM
“Say on Pay” approved EVERY YEAR since first introduced in 2011	99% voted FOR “SAY ON PAY” in 2018

CEO: 89% VARIABLE PAY LINKED TO PERFORMANCE
CEO 2018 TARGET PAY MIX

CEO Pay:

Annual Cash Bonus

100% BASED ON

CORPORATE GOALS

Annual Long-Term Incentive

100% at RISK, based

ENTIRELY

on Relative TSR over

FORWARD LOOKING

3-YEAR PERIOD

MORE of target compensation

TIED TO TSR than ANY

PEER

CEO ANNUAL CASH BONUS PROGRAM
RIGOROUS Performance Targets	CEO STI: Annual Cash Bonus Program earned at only 68.62% of maximum for 2018

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (“ESG”) HIGHLIGHTS
STRONG GOVERNANCE

STOCKHOLDER OUTREACH

We have engaged with stockholders holding over 50% of our outstanding shares each of the PAST 5 YEARS, and at least 2/3 of our outstanding shares each of the past 4 years. We have always made our Board members available for engagement discussions.

STOCKHOLDER ENGAGEMENT
PROXY ACCESS Beginning in 2016, our bylaws permit:	A stockholder (or group of up to 20 stockholders)	Owning 3% or more of our outstanding common stock continuously for at least 3 YEARS	To nominate and include in our proxy materials director candidates constituting up to the greater of 2 INDIVIDUALS or 20% of the Board, if the nominee(s) satisfy the requirements specified in our bylaws

BOARD REFRESHMENT & COMPOSITION We remain focused on a talented and engaged Board, including its regular refreshment.

INDEPENDENT DIRECTORS

MOST RECENTLY ADDED TO OUR BOARD:

+ Ann Sperling, 2018

+ Nina Tran, 2016

+ Kathleen Nelson, 2010

DECLASSIFIED BOARD

All Aimco directors have always been elected only to one-year terms.

HONORED FOR TWO CONSECUTIVE YEARS FOR BOARD COMPOSITION

2018 recipient of Corporate Salute Award from Boardbound by Women’s Leadership Foundation for being one of the top 12% of Colorado companies with three or more board seats held by women.

The biennial Breakfast of Corporate Champions salutes Fortune 1000 and S&P 500 Companies with at least 25% of board seats held by women.

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (“ESG”) HIGHLIGHTS
COMMITMENT TO OUR RESIDENTS, TEAM MEMBERS, AND COMMUNITY
RECORD LEVEL Customer Satisfaction 4.25 stars in 2018	Residents awarded Aimco CSAT scores averaging more than 4 (out of 5 stars) during the past five years, reflecting HIGH LEVELS of RESIDENT SATISFACTION

HIGHLY ENGAGED TEAM 4.20 (out of 5 stars) average team engagement for the past five years	The only real estate company awarded a 2018 Association for Talent Development (ATD) BEST Award for excellence in talent acquisition, training, and team development	One of only eight companies to be recognized as a "Top Workplace" in Colorado for each of the past six years

$32,700 Aimco Cares 4U emergency financial assistance to Aimco team members in 2018		$1.18M Aimco Cares scholarship funds to 586 children of Aimco team members since 2006

Commitment to COMMUNITY	IN 2018:
Team members turn their passion for community service into action through Aimco Cares, which gives team members 15 paid hours each year to apply to volunteer activities of their choosing

v

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (“ESG”) HIGHLIGHTS
COMMITMENT TO CONSERVATION
$4.5M invested in ENERGY CONSERVATION in 2018

8,840,044 Therms of natural gas conserved 796,233,615 Gallons of water saved through efficiency 189,866,952 kWh of electricity saved through efficient fixtures 157,697 Metric tons of greenhouse gas emissions eliminated

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

4582 SOUTH ULSTER STREET, SUITE 1100

DENVER, COLORADO 80237

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 30, 2019

The Board of Directors (the “Board”) of Apartment Investment and Management Company (“Aimco” or the “Company”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our 2019 Annual Meeting (the “Meeting”), and at any and all adjournments or postponements thereof. The Meeting will be held on Tuesday, April 30, 2019, at 8:30 a.m. at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1100, Denver, CO 80237.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting. The mailing of such Notice is scheduled to begin on or about March 15, 2019. All stockholders will have the ability to access the proxy materials over the Internet and request a printed copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, the Notice includes instructions on how stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

This solicitation is made by mail on behalf of Aimco’s Board. Costs of the solicitation will be borne by Aimco. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of Alliance Advisors LLC, for an estimated fee of $10,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of the close of business on the record date, February 22, 2019 (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 144,265,791 shares of Common Stock issued and outstanding.

Whether you are a “stockholder of record” or hold your shares through a broker or nominee (i.e., in “street name”) you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote via the Internet by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are officers of Aimco. All proxies properly submitted in time to be counted at the Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted in accordance with the recommendations of the Board. Proxies may be revoked at any time before voting by filing a notice of revocation with the Corporate Secretary of the Company, by filing a later dated proxy with the Corporate Secretary of the Company or by voting in person at the Meeting.

You are entitled to attend the Meeting only if you were an Aimco stockholder or joint holder as of the Record Date or if you hold a valid proxy for the Meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to February 22, 2019, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions, your broker has authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. At the Meeting, the following matters are not considered routine: the election of directors and the advisory vote on executive compensation. Where a matter is not considered routine, shares held by your broker will not be voted (a “broker non-vote”) absent specific instructions from you, which means your shares may go unvoted on those matters and not affect the outcome if you do not specify a vote.

The principal executive offices of the Company are located at 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to Aimco’s Articles of Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), directors are elected at each annual meeting of stockholders and hold office for one year, and until their successors are duly elected and qualify. Aimco’s Bylaws currently authorize a Board consisting of not fewer than three nor more than nine persons. The Board currently consists of eight directors.

The nominees for election to the Board selected by the Nominating and Corporate Governance Committee of the Board and proposed by the Board to be voted upon at the Meeting are:

Terry Considine	Kathleen M. Nelson
Thomas L. Keltner	Ann Sperling
J. Landis Martin	Michael A. Stein
Robert A. Miller	Nina A. Tran

All of the nominees were elected to the Board at the last Annual Meeting of Stockholders. Messrs. Keltner, Martin, Miller, and Stein and Mses. Nelson, Sperling, and Tran are not employed by, or affiliated with, Aimco, other than by virtue of serving as directors of Aimco. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Considine, Keltner, Martin, Miller, and Stein and Mses. Nelson, Sperling, and Tran to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than eight nominees.

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of votes “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee of the Board for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation.

For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the eight nominees named above as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE EIGHT NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2018, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2019, subject to ratification by Aimco’s stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2018 and 2017, are described below under the heading “Principal Accountant Fees and Services.”

In selecting and overseeing the Company’s independent auditor, the Audit Committee considers, among other things:

•	Ernst & Young LLP’s historical and recent performance on the Aimco audit, including the results of an internal survey of Ernst & Young LLP’s service and quality;

•	External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young LLP and its peer firms;

•	The appropriateness of Ernst & Young LLP’s fees;

•	Ernst & Young LLP’s tenure as Aimco’s independent auditor and its familiarity with Aimco’s operations and business, accounting policies and practices, and internal control over financial reporting;

•

The depths of Ernst & Young LLP’s capabilities, knowledge, expertise, experience, and resources to support Aimco’s business in the areas of accounting, auditing, internal control over financial reporting, tax and related matters; and

•	Ernst & Young LLP’s independence.

Based on this evaluation, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of Aimco and our stockholders to retain Ernst & Young LLP to serve as our independent auditor for 2019.

Representatives of Ernst & Young LLP will be present at the Meeting and will respond to appropriate questions.

The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “for” the proposal to ratify the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF ERNST & YOUNG LLP.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Since the 2011 annual meeting of stockholders, the Board has asked stockholders for an annual advisory vote on executive compensation.

At Aimco’s 2018 Annual Meeting of Stockholders, approximately 99% of the votes cast in the advisory vote on executive compensation that were present and entitled to vote on the matter were in favor of the compensation of Aimco’s NEOs (also commonly referred to as “Say on Pay”) as disclosed in Aimco’s 2018 proxy statement. The Compensation and Human Resources Committee (the “Committee”) and management are pleased with these results and remain committed to extensive engagement with stockholders as part of ongoing efforts to formulate and implement an executive compensation program designed to align the long-term interests of our executive officers with our stockholders. Additionally, as required every six years, at Aimco’s 2017 Annual Meeting of Stockholders, our stockholders had the opportunity to provide an advisory vote on the frequency of future Say on Pay votes and our stockholders approved, following the recommendation of our Board, an annual Say on Pay vote.

In 2018 and early 2019, we engaged with stockholders representing over 73% of our outstanding shares of Common Stock as of September 30, 2018, as part of our annual process of soliciting feedback on Aimco’s executive compensation program. The Company has continued to receive broad support from stockholders on the structure of its executive compensation program, the program’s alignment of pay and performance, and the quantum of compensation delivered under the program as described in detail under the heading “Compensation Discussion & Analysis—Stockholder Engagement Regarding Executive Compensation.”

As described in detail under the heading “Compensation Discussion & Analysis,” we seek to align closely the interests of our NEOs with the interests of our stockholders. Our compensation program is designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of total shareholder return (“TSR”) greater than peers, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Here are further details of the Aimco program:

•

All members of the Committee are independent directors. The Committee has established a thorough process for the review and approval of Aimco’s executive compensation program, including amounts awarded to executive officers. The Committee engages and receives advice from an independent, third-party compensation consultant. The Committee selects a peer group of companies to compare Aimco’s compensation of executive officers.

•

Aimco sets target total cash compensation and target total compensation near the median of corresponding targets among the peer group, both as a measure of fairness and to provide an economic incentive to remain with Aimco. Consistent with Aimco’s pay-for-performance philosophy, actual compensation is based on Aimco’s results.

•	Aimco does not provide executives with more than minimal perquisites, such as reserved parking spaces.

•

Other than a nonqualified deferred compensation plan to which Aimco does not contribute, Aimco does not maintain or contribute to any defined benefit pension or supplemental pension plan for its executive officers. Executive officers participate in Aimco’s 401(k) plan on the same terms as available to all other Aimco team members.

•

Aimco’s compensation program, which, among other things, includes caps on cash compensation, shared performance metrics across the organization, multiple performance metrics that align with Aimco’s publicly communicated business strategy, the use of long-term incentive (“LTI”) compensation that is based on TSR, and stock ownership guidelines with required holding periods after vesting, are aligned with the long-term interests of the Company.

•

Consistent with Aimco’s pay-for-performance philosophy, Mr. Considine’s total compensation is highly variable from year to year, determined by Aimco’s results. Mr. Considine’s base salary of $700,000 for 2018 is well below the median for CEOs of his experience, expertise and tenure. One hundred percent of Mr. Considine’s 2018 target short-term incentive (“STI”) compensation was at risk, based entirely on Aimco’s performance against its corporate goals, as determined by the Committee. One hundred percent of Mr. Considine’s LTI, which comprises nearly two-thirds of his target total compensation for 2018, is at risk, based on relative TSR over a forward looking, three-year period.

Here is how the Aimco program was applied in 2018:

•	With solid 2018 results, executive officers were awarded STI amounts that were above target amounts.

•	Aimco’s 2018 performance highlights include the following:

•	Aimco increased Net Asset Value (“NAV”) per share by approximately 6%, which, with its cash dividend, provided stockholders Economic Income of 8.5%. This was accomplished through:

•	Property Operations, where Same Store net operating income (“NOI”) increased 3.1%, and Aimco achieved record occupancy and peer leading NOI margin of 74.2%;

•

Redevelopment, where Aimco invested $176 million in its redevelopment projects, and completed two major projects at Park Towne Place in Center City Philadelphia, PA, and Saybrook Point in San Jose, CA. The two projects are on track to create nearly $70M of value for Aimco stockholders; and

•

Portfolio Management, where Aimco exited the affordable business, made accretive acquisitions in Philadelphia and northern Virginia, and repurchased 6% of its shares at a 20% discount to NAV, funding the leverage-neutral buyback with proceeds from the sale of lower-rated properties.

•

Aimco improved its already safe Balance Sheet by reducing 2019-2021 maturities by more than 50%, lowering exposure to possible interest rate increases, providing annual interest savings of $13M, and increasing financial flexibility by adding nearly $1B to its pool of properties that are not encumbered by debt.

•	Aimco has a stable and cohesive Team. Aimco’s intentional culture was recognized once again when the Denver Post named Aimco a “Top Place to Work” in Colorado for the sixth consecutive year.

•

Aimco had 4.1% TSR in 2018, and outperformed the NAREIT Apartment Index, the MSCI US REIT Index (“REIT Index”), and the average TSR for its multi-family peers, in each case, over the three-year and five-year periods ended December 31, 2018.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Committee. However, as described above, we take seriously the views of our stockholders, and to the extent there is any significant vote against our executive compensation as disclosed in this proxy statement, the Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

To be approved at the Meeting, Proposal 3 must receive the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

We are asking the Company’s stockholders to approve, on an advisory basis, the following resolution: RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion & Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board are set forth below.

Name	Age	First Elected	Position
Terry Considine	71	July 1994	Chairman of the Board and Chief Executive Officer

Paul L. Beldin	45	September 2015	Executive Vice President and Chief Financial Officer

John E. Bezzant	56	January 2011	Executive Vice President and Chief Investment Officer

Lisa R. Cohn	49	December 2007	Executive Vice President, General Counsel and Secretary

Miles Cortez	75	August 2001	Executive Vice President and Chief Administrative Officer

Patti K. Fielding	55	February 2003	Executive Vice President, Debt, Treasurer & President, Aimco Investment Partners

Keith M. Kimmel	47	January 2011	Executive Vice President, Property Operations

Wesley W. Powell	39	January 2018	Executive Vice President, Redevelopment

H. Lynn C. Stanfield	44	October 2018	Executive Vice President, Financial Planning & Analysis and Capital Allocation

Thomas L. Keltner	72	April 2007	Director, Chairman of the Compensation and Human Resources Committee

J. Landis Martin	73	July 1994	Director, Lead Independent Director

Robert A. Miller	73	April 2007	Director, Chairman of the Redevelopment and Construction Committee

Kathleen M. Nelson	73	April 2010	Director, Chairman of the Nominating and Corporate Governance Committee

Ann Sperling	63	May 2018	Director

Michael A. Stein	69	October 2004	Director, Chairman of the Audit Committee

Nina A. Tran	50	March 2016	Director

The following is a biographical summary of the current directors and executive officers of the Company.

Terry Considine. Mr. Considine has been Chairman of the Board and Chief Executive Officer since July 1994. Mr. Considine also serves on the board of directors of Intrepid Potash, Inc., a publicly held producer of potash. Mr. Considine has over 45 years of experience in the real estate and other industries. Among other real estate ventures, in 1975 Mr. Considine founded and subsequently managed the predecessor companies that became Aimco at its initial public offering in 1994.

Paul L. Beldin. Mr. Beldin joined Aimco in 2008 as Senior Vice President and Chief Accounting Officer. Prior to joining Aimco, from October 2007 to March 2008, Mr. Beldin served as Chief Financial Officer of APRO Residential Fund. Prior to that, from May 2005 to September 2007, Mr. Beldin served as Chief Financial Officer of America First Apartment Investors, Inc., then a publicly traded company. From 1996 to 2005, Mr. Beldin was with the firm of Deloitte & Touche, LLP, serving in numerous roles, including Audit Senior Manager and in the firm’s national office as an Audit Manager in SEC Services. Mr. Beldin is a certified public accountant.

John E. Bezzant. Mr. Bezzant was appointed Executive Vice President and Chief Investment Officer in August 2013. Prior to that, he served as Executive Vice President, Transactions beginning in January 2011. He joined Aimco as Senior Vice President — Development in June 2006. Mr. Bezzant serves as chairman of Aimco’s investment committee. He is also responsible for development activities and portfolio management. Prior to joining the Company, Mr. Bezzant spent over 20 years with Prologis, Inc. and Catellus Development Corporation in a variety of executive positions, including those with responsibility for transactions, fund management, asset management, leasing, and operations.

Lisa R. Cohn. Ms. Cohn was appointed Executive Vice President, General Counsel and Secretary in December 2007. In addition to serving as general counsel, Ms. Cohn has responsibility for construction services, asset quality and service, human resources, insurance and risk management. She is also responsible for Aimco’s acquisition activities in the western region and disposition activities nationwide. Ms. Cohn has previously served as chairman of Aimco’s investment committee. From January 2004 to December 2007, Ms. Cohn served as Senior Vice President and Assistant General Counsel. She joined Aimco in July 2002 as Vice President and Assistant General Counsel. Prior to joining the Company, Ms. Cohn was in private practice with the law firm of Hogan & Hartson LLP with a focus on public and private mergers and acquisitions, venture capital financing, securities, and corporate governance.

Miles Cortez. Mr. Cortez was appointed Executive Vice President and Chief Administrative Officer in December 2007. He is responsible for administration, government relations, communications and special projects. Mr. Cortez joined Aimco in August 2001 as Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver, Colorado law firm, from December 1997 through September 2001. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1982 to 1983.

Patti K. Fielding. Ms. Fielding became Aimco’s Executive Vice President, Debt, Treasurer & President, Aimco Investment Partners in January 2018. From 2014 through 2017, she was responsible for Aimco’s redevelopment activities. She was appointed Executive Vice President — Securities and Debt in February 2003 and Treasurer in January 2005. Ms. Fielding has previously served as chairman of Aimco’s investment committee. From January 2000 to February 2003, Ms. Fielding served as Senior Vice President — Securities and Debt. Ms. Fielding joined the Company as a Vice President in February 1997. Prior to joining the Company, Ms. Fielding was with Hanover Capital from 1996 to 1997, and from 1993 to 1995 she was Vice Chairman, Senior Vice President and Co-Founder of CapSource Funding Corp. She was also a Group Vice President with Duff & Phelps Rating Company from 1987 to 1993 and a commercial real estate appraiser with American Appraisal for three years.

Keith M. Kimmel. Mr. Kimmel was appointed Executive Vice President of Property Operations in January 2011. From September 2008 to January 2011, Mr. Kimmel served as the Area Vice President of property operations for the western region. Prior to that, from March 2006 to September 2008, he served as the Regional Vice President of property operations for California. He joined Aimco in March of 2002 as a Regional Property Manager. Prior to joining Aimco, Mr. Kimmel was with Casden Properties from 1998 through 2002, and was responsible for the operation of the new construction and high-end product line. Mr. Kimmel began his career in the multi-family real estate business in 1992 as a leasing consultant and on-site manager.

Wesley W. Powell. Mr. Powell was appointed Executive Vice President, Redevelopment in January 2018. In addition to redevelopment activities nationally, Mr. Powell has responsibility for Aimco’s acquisition activities in the eastern region. From August 2013 to January 2018, Mr. Powell served as Senior Vice President, Redevelopment with responsibility for the eastern region. Since joining Aimco in January 2004, Mr. Powell has held various positions, including Asset Manager, Director and Vice President of Redevelopment. Prior to joining Aimco, Mr. Powell was a Staff Architect with Ai Architecture (now Perkins & Will) in Washington, D.C.

H. Lynn C. Stanfield. Ms. Stanfield was appointed Executive Vice President, Financial Planning & Analysis and Capital Allocation in October 2018. In addition to Financial Planning & Analysis and Capital Allocation, she has responsibility for Strategy and Tax. Ms. Stanfield has previously led Investor Relations and Asset Management. Since joining Aimco in March 1999, Ms. Stanfield has held various positions, including Manager of the Tax Department, Vice President, Tax, and Senior Vice President, Tax and Financial Planning & Analysis. Prior to joining Aimco, Ms. Stanfield was engaged in public accounting at Ernst and Young with a focus on partnership and real estate clients and served as Assistant Professor of Accounting at Erskine College.

Thomas L. Keltner. Mr. Keltner was first elected as a Director of the Company in April 2007 and is currently chairman of the Compensation and Human Resources Committee. He is also a member of the Audit, Nominating and Corporate Governance, and Redevelopment and Construction Committees. Mr. Keltner served as Executive Vice President and Chief Executive Officer — Americas and Global Brands for Hilton Hotels Corporation from March 2007 through March 2008, which concluded the transition period following Hilton’s acquisition by The Blackstone Group. Mr. Keltner joined Hilton Hotels Corporation in 1999 and served in various roles. Mr. Keltner has more than 20 years of experience in the areas of hotel development, acquisition, disposition, franchising and management. Prior to joining Hilton Hotels Corporation, from 1993 to 1999, Mr. Keltner served in several positions with Promus Hotel Corporation, including President, Brand Performance and Development. Before joining Promus Hotel Corporation, he served in various capacities with Holiday Inn Worldwide, Holiday Inns International and Holiday Inns, Inc. In addition, Mr. Keltner was President of Saudi Marriott Company, a division of Marriott Corporation, and was a management consultant with Cresap, McCormick and Paget, Inc. Mr. Keltner brings particular expertise to the Board in the areas of property operations, marketing, branding, development and customer service.

J. Landis Martin. Mr. Martin was first elected as a Director of the Company in July 1994 and serves as the Lead Independent Director. Mr. Martin is also a member of the Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. He is a former chairman of the Compensation and Human Resources Committee. Mr. Martin is the Chairman and Managing Director of Platte River Equity LLC, a private equity firm. In November 2005, Mr. Martin retired as Chairman and CEO of Titanium Metals Corporation, a publicly held integrated producer of titanium metals, where he served since January 1994. Mr. Martin served as President and CEO of NL Industries, Inc., a publicly held manufacturer of titanium dioxide chemicals, from 1987 to 2003. Mr. Martin is also the non-executive chairman and a director of Crown Castle International Corporation, a publicly held wireless communications company. He is lead director of Intrepid Potash, Inc., a publicly held producer of potash. As a former chief executive of four NYSE-listed companies and lawyer, Mr. Martin brings particular expertise to the Board in the areas of operations, finance and governance.

Robert A. Miller. Mr. Miller was first elected as a Director of the Company in April 2007 and is currently Chairman of the Redevelopment and Construction Committee. Mr. Miller is also a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Miller served as Executive Vice President and Chief Operating Officer, International of Marriott Vacations Worldwide Corporation (“MVWC”) from 2011 to 2012, when he retired from this position, and serves as President of RAMCO Advisors LLC, an investment advisory and business consulting firm. Mr. Miller served as the President of Marriott Leisure from 1997 to November 2011, when Marriott International elected to spin-off its subsidiary entity, Marriott Ownership Resorts, Inc., by forming a new parent entity, MVWC, as a new publicly held company. Prior to his role as President of Marriott Leisure, from 1984 to 1988, Mr. Miller served as Executive Vice President & General Manager of Marriott Vacation Club International and then as its President from 1988 to 1997. In 1984, Mr. Miller and a partner sold their company, American Resorts, Inc., to Marriott. Mr. Miller co-founded American Resorts, Inc. in 1978, and it was the first business model to encompass all aspects of timeshare resort development, sales, management and operations. Prior to founding American Resorts, Inc., from 1972 to 1978, Mr. Miller was Chief Financial Officer of Fleetwing Corporation, a regional retail and wholesale petroleum company. Prior to joining Fleetwing, Mr. Miller served for five years as a staff accountant for Arthur Young & Company. Mr. Miller is past Chairman and currently a director of the American Resort Development Association (“ARDA”) and is past Chairman and director of the ARDA International Foundation. Mr. Miller also currently serves as a director on the board of Welk Hospitality Group, Inc. As a successful real estate entrepreneur and corporate executive, Mr. Miller brings particular expertise to the Board in the areas of operations, management, marketing, sales, and development, as well as finance and accounting.

Kathleen M. Nelson. Ms. Nelson was first elected as a Director of the Company in April 2010 and is currently Chairman of the Nominating and Corporate Governance Committee and a member of the Audit, Compensation and Human Resources, and Redevelopment and Construction Committees. Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience, including 36 years at TIAA-CREF. She held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s mortgage and real estate division. Ms. Nelson developed and staffed TIAA’s real estate research department. She retired from this position in December 2004 and founded and serves as president of KMN Associates LLC, a commercial real estate investment advisory and consulting firm. In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors. Ms. Nelson served as the International Council of Shopping Centers’ chairman for the 2003-04 term and has been an ICSC Trustee since 1991. She is a member of various ICSC committees. Ms. Nelson serves on the Board of Directors of CBL & Associates Properties, Inc., which is a publicly held REIT that develops and manages retail shopping properties. Ms. Nelson is also on the Board of Directors and a member of the Risk Committee of Dime Community Bankshares, Inc., a publicly traded bank holding company, based in Brooklyn, New York. She is a member of Castagna Realty Company Advisory Board and has served as an advisor to the Rand Institute Center for Terrorism Risk Management Policy and on the board of the Greater Jamaica Development Corporation. Ms. Nelson serves on the Advisory Board of the Beverly Willis Architectural Foundation and is a member of the Anglo American Real Property Institute. Ms. Nelson brings to the Board particular expertise in the areas of institutional real estate investing, real estate finance and investment.

Ann Sperling. Ms. Sperling was first elected as a Director of the Company in May 2018 and is currently a member of the Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. Ms. Sperling has over 35 years of real estate and management experience, including roles in commercial real estate investment and development and leadership roles in public real estate companies in the areas of operations, finance, transactions and marketing. She has served as Senior Director of Trammell Crow Company, the development subsidiary of the public company, CBRE, since October 2013, focusing on the capitalization and execution of new commercial developments. From October 2009 through May 2013, she served in two roles at Jones Lang LaSalle, the public real estate investment and services firm, first as Chief Operating Officer, Americas, and then as President, Markets West. As COO, she oversaw operations, finance, marketing, research, legal and engineering and served on the governance focused Global Operating Committee. From October 2007 through June 2009, Ms. Sperling was Managing Director of Catellus, then a mixed-use development and investment subsidiary of the public REIT, ProLogis, where she was responsible for operations, finance and marketing, prior to this subsidiary’s preparation for sale. Previously, between 1982 and 2006, Ms. Sperling held a variety of roles at the public development and services firm, Trammell Crow Company, the last role of which was as Senior Managing Director and Area Director, responsible for all facets of operations, finance, transactions and marketing for the Rocky Mountain Region, prior to the firm’s merger with CBRE in 2006. Ms. Sperling serves on the Advisory Board of Cadence Capital and the Gates Center for Regenerative Medicine. Ms. Sperling brings particular expertise to the board in the areas of real estate investment and development, operations, marketing, and finance.

Michael A. Stein. Mr. Stein was first elected as a Director of the Company in October 2004 and is currently the Chairman of the Audit Committee. Mr. Stein is also a member of the Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. From January 2001 until its acquisition by Eli Lilly in January 2007, Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. From 1989 to September 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Executive Vice President and Chief Financial Officer from 1993 to 1998. Mr. Stein serves on the Board of Directors of InvenTrust Properties Corp., an open-air shopping center REIT headquartered in Downers Grove, Illinois. He also serves on the InvenTrust audit and nominating and corporate governance committees. Mr. Stein previously served on the Boards of Directors of Nautilus, Inc., Getty Images, Inc., and Providence Health & Services. As the former audit committee chairman or audit committee member of two NYSE-listed companies, the former chief financial officer of two NYSE-listed companies, and having served in various capacities with Arthur Andersen from 1971 to 1989, including as a partner from 1981 to 1989, Mr. Stein brings particular expertise to the Board in the areas of corporate and real estate finance, and accounting and auditing for large and complex business operations.

Nina A. Tran. Ms. Tran was first elected as a Director of the Company effective in March 2016 and is currently a member of the Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. Ms. Tran has over 25 years of real estate and financial management experience, building and leading finance and accounting teams. Ms. Tran currently serves as the Chief Financial Officer for Veritas Investments, a real estate investment manager that owns and operates mixed-use real estate properties in the San Francisco Bay Area. Since January 2013 until its merger with Colony American Homes, Inc. in January 2016, Ms. Tran served as the Chief Financial Officer of Starwood Waypoint Residential Trust, a leading publicly-traded REIT that owns and operates single-family rental homes. Prior to joining Starwood Waypoint, Ms. Tran spent 18 years at AMB Property Corporation (now Prologis, Inc.), the largest publicly-traded global industrial REIT. Ms. Tran served as Senior Vice President and Chief Accounting Officer, and most recently as Chief Global Process Officer, where she helped lead the merger integration between AMB and Prologis. Prior to joining AMB, Ms. Tran was a Senior Associate with PricewaterhouseCoopers, one of the big four public accounting firms. Ms. Tran is a certified public accountant (CPA) (inactive). Ms. Tran serves on the Advisory Board of the Asian Pacific Fund, as well as Mynd, a property management company. Ms. Tran brings particular expertise to the Board in the areas of accounting, financial control and business processes.

Summary of Director Qualifications and Expertise	Mr. Considine	Mr. Keltner	Mr. Martin	Mr. Miller	Ms. Nelson	Ms. Sperling	Mr. Stein	Ms. Tran
Accounting and Auditing for Large Business Organizations				X			X	X
Business Operations	X	X	X	X	X	X	X	X
Capital Markets	X		X		X		X	X
Corporate Governance	X		X		X		X
Customer Service		X		X
Development	X	X		X		X
Executive	X	X	X	X	X	X	X	X
Financial Expertise and Literacy	X	X	X	X	X	X	X	X
Information Technology							X	X
Investment and Finance	X	X	X	X	X	X	X	X
Legal	X		X
Marketing and Branding		X		X		X
Property Management and Operations	X	X		X		X	X	X
Real Estate	X	X		X	X	X	X	X
Talent Development and Management	X	X	X	X	X	X	X	X

CORPORATE GOVERNANCE MATTERS

This chart provides a summary overview of Aimco’s governance practices, each of which is described in more detail in the information that follows.

What Aimco Does

Supermajority Independent Board. The only member of management who serves on the Board is the Company’s founder, chairman and chief executive officer. Seven of the eight members of the Board, or 87.5% of the Board members, are independent.

Independent Standing Committees. Only independent directors serve on the standing committees, including Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Services.

Each Independent Director Serves on Each Standing Committee. To ensure that each independent director hears all information unfiltered and to ensure the most efficient functioning of the Board, each independent director serves on each standing committee.

Lead Independent Director. The Company has a lead independent director who presides over regular independent director executive sessions.

Board Refreshment. The Nominating and Corporate Governance Committee has structured the Board such that there are directors of varying tenures and perspectives, with new directors joining the Board every few years, including a new director in 2018, while retaining the institutional memory of longer-tenured directors. Of the original independent directors on the Aimco Board, one remains. During early 2016 a new director joined the Board, and later in the year a director of 16 years’ tenure left the Board. The Company has added a new director roughly every 2 to 6 years.

Regular Access to and Involvement with Management. In addition to regular access to management during Board and committee meetings, the independent directors have ongoing, direct access to members of management and to the Aimco business. This includes Mr. Miller’s involvement with site visits and analysis of redevelopment projects, Mr. Stein’s active and regular engagement with accounting staff and the Aimco auditors, Mr. Keltner’s continuing involvement with compensation and personnel matters, Ms. Nelson’s participation in director recruitment and other governance matters, and Mr. Martin’s frequent involvement with agenda setting, board materials, and policy matters.

Engaged Board. In addition to regular access to management, the independent directors meet at least quarterly and receive written updates from Mr. Considine at least monthly.

Stockholder Engagement. Under the direction of the Board and including participation by Board members when requested by stockholders, Aimco regularly engages with stockholders on governance, pay and business matters, and systematically and at least annually canvasses its largest stockholders, those holding at least two-thirds of outstanding Aimco shares.

Director Stock Ownership. By the completion of five years of service, an independent director is expected to own, at a minimum, the lesser of 27,500 shares or shares having a value of at least $550,000. The average investment by Aimco independent directors is $2.1 million.

Risk Assessment. The Board conducts an annual risk assessment. Areas involving risk that are reported on by management and considered by the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, compensation and human resources.

Majority Voting with a Resignation Policy. Since inception, Aimco’s directors have been elected annually, and Aimco requires its directors to be elected by a majority of the votes cast. Directors failing to get a majority of the votes cast are expected to tender their resignation.

Proxy Access. Following a 2015 stockholder vote in favor of proxy access and after extensive engagement with stockholders, the Board amended the Company’s bylaws to provide proxy access. A stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for three years, may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws.

What Aimco Does Not Do

Related Party Transactions. The Nominating and Corporate Governance Committee maintains a related party transaction policy to ensure that Aimco’s decisions are based on considerations only in the best interests of Aimco and its stockholders.

Pledging or hedging shares held to satisfy stock ownership requirements. The Company’s insider trading policy places restrictions on the Company’s directors and executive officers entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. Pledging or hedging transactions are permitted only in very limited circumstances, and only with respect to shares held in excess of stock ownership requirements. No directors or executive officers have in place any hedging or pledging transactions.

Interlocking Directorships. No Aimco director or member of Aimco management serves on a Board or a compensation committee of a company at which an Aimco director is also an employee.
Overboard Directors. Aimco’s corporate governance guidelines and committee charters limit the number of other boards and the number of other audit committees on which an Aimco director may serve.

Retirement Age or Term Limits. Rather than impose arbitrary limits on service, the Company regularly (and at least annually) reviews each director’s continued role on the Board and considers the need for periodic board refreshment.

Staggered Board. All Aimco directors have always been elected only to one-year terms.

Independence of Directors

The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Aimco or its subsidiaries (directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, including whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). In evaluating Ms. Sperling’s nomination, the Board considered that the Company is presently engaged with Trammell Crow Company, or TCC, in connection with a development, in an arrangement whereby TCC is providing services on a fee basis. The Board took into account the fact that Ms. Sperling is an independent contractor with TCC and that she is not involved in the project, that her compensation is not tied to the project, and that the fee that may be earned by TCC is fixed and limited in nature, may be paid over three years, if earned, and in any one year and in the aggregate is immaterial to both Aimco and TCC. The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange as in effect from time to time.

Consistent with these considerations, the Board affirmatively has determined that Messrs. Keltner, Martin, Miller, and Stein and Mses. Nelson, Sperling, and Tran are independent directors (collectively the “Independent Directors”).

Meetings and Committees

The Board held five meetings during the year ended December 31, 2018. During 2018, there were four committees: Audit; Compensation and Human Resources; Nominating and Corporate Governance; and Redevelopment and Construction. During 2018, no director attended fewer than 75% of the aggregate total number of meetings of the Board and each committee on which such director served.

The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. All of the members of the Board attended the Company’s 2018 Annual Meeting of Stockholders, and the Company anticipates that all of the members of the Board will attend the Meeting this year.

Below is a table illustrating the current standing committee memberships and chairmen. Additional detail on each committee follows the table.

Director	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Redevelopment and Construction Committee
Terry Considine	—	—	—	—
Thomas L. Keltner	X	†	X	X
J. Landis Martin*	X	X	X	X
Robert A. Miller	X	X	X	†
Kathleen M. Nelson	X	X	†	X
Ann Sperling	X	X	X	X
Michael A. Stein	†	X	X	X
Nina A. Tran	X	X	X	X

X	indicates a member of the committee
†	indicates the committee chairman
*	indicates Lead Independent Director

Audit Committee

The Audit Committee currently consists of the Independent Directors. Mr. Stein serves as the chairman of the Audit Committee. The Audit Committee has a written charter that is reviewed annually and was last amended in October 2017. In addition to the work of the Audit Committee, Mr. Stein has regular and recurring conversations with Mr. Beldin, Aimco’s Chief Financial Officer (“CFO”), Ms. Cohn, Aimco’s General Counsel, with the head of Aimco’s internal audit function, and with representatives of Ernst & Young LLP. The Audit Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Audit Committee’s responsibilities are set forth in the following chart.

Audit Committee Responsibilities	Accomplished In 2018
Oversees Aimco’s accounting and financial reporting processes and audits of Aimco’s financial statements.	✓
Directly responsible for the appointment, compensation, and oversight of the independent auditors and the lead engagement partner and makes its appointment based on a variety of factors, including those described in Proposal 2.	✓
Reviews the scope, and overall plans for and results of the annual audit and internal audit activities.	✓
Oversees management’s negotiation with Ernst & Young LLP concerning fees, and exercises final approval over all Ernst & Young LLP fees.	✓
Consults with management and Ernst & Young LLP with respect to Aimco’s processes for risk assessment and enterprise risk management. Areas involving risk that are reported on by management and considered by the Audit Committee, the other Board committees, or the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, and human resources.	✓
Consults with management and Ernst & Young LLP regarding, and provides oversight for, Aimco’s financial reporting process, internal control over financial reporting, and the Company’s internal audit function.	✓
Reviews and approves the Company’s policy about the hiring of former employees of independent auditors.	✓
Reviews and approves the Company’s policy for the pre-approval of audit and permitted non-audit services by the independent auditor, and reviews and approves any such services provided pursuant to such policy.	✓
Receives reports pursuant to Aimco’s policy for the submission and confidential treatment of communications from team members and others concerning accounting, internal control and auditing matters.	✓
Reviews and discusses with management and Ernst & Young LLP quarterly earnings releases prior to their issuance and quarterly reports on Form 10-Q and annual reports on Form 10-K prior to their filing.	✓
Reviews the responsibilities and performance of the Company’s internal audit function, approves the hiring, promotion, demotion or termination of the lead internal auditor, and oversees the lead internal auditor’s periodic performance review and changes to his or her compensation.	✓
Reviews with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with the certifications made by the CEO and CFO.	✓
Meets regularly with members of Aimco management and with Ernst & Young LLP, including periodic meetings in executive session.	✓
Performs an annual review of the Company’s independent auditor, including an assessment of the firm’s experience, expertise, communication, cost, value, and efficiency, and including external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young LLP and its peer firms.	✓
Performs an annual review of the lead engagement partner of the Company’s independent auditor and the potential successors for that role.	✓
Periodically evaluates independent audit service providers, including a 2015 request for proposal process to assess the best firm to serve as Aimco’s independent auditor.	✓

The Audit Committee held five meetings during the year ended December 31, 2018. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

Audit Committee Financial Expert

Aimco’s Board has designated Mr. Stein as an “audit committee financial expert.” In addition, all of the members of the Audit Committee qualify as audit committee financial experts. Each member of the Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange relating to audit committees.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of the Independent Directors. Mr. Keltner serves as the chairman of the Compensation and Human Resources Committee. Mr. Keltner meets regularly with Ms. Cohn, Aimco’s General Counsel and with Jennifer Johnson, Aimco’s Senior Vice President of Human Resources. Mr. Keltner also has regular conversations with the Compensation and Human Resources Committee’s independent compensation consultant, Board Advisory, LLC (“Board Advisory”). The Compensation and Human Resources Committee has a written charter that is reviewed annually and was last amended in October 2018. The Compensation and Human Resources Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Compensation and Human Resources Committee’s responsibilities are set forth in the following charts.

Compensation and Human Resources Committee Responsibilities	Accomplished In 2018
Provide for succession planning in all leadership positions, both in the short term and the long term, with particular focus on CEO succession in the short term and the long term.	✓
Oversee the Company’s management of the talent pipeline process.	✓
Oversee the goals and objectives of the Company’s executive compensation plans.	✓
Annually evaluate the performance of the CEO.	✓
Determine the CEO’s compensation.	✓
Negotiate and provide for the documentation of any employment agreement (or amendment thereto) with the CEO, as applicable.	✓
Review the decisions made by the CEO as to the compensation of the other executive officers.	✓
Approve and grant any equity compensation.	✓
Consider the results of stockholder advisory votes on executive compensation and take such results into consideration in connection with the review and approval of executive officer compensation.	✓
Review and discuss the Compensation Discussion & Analysis with management.	✓
Review compensation arrangements to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking.	✓
Review and approve the terms of any compensation “clawback” or similar policy or agreement between the Company and the Company’s executive officers.	✓
Review periodically the goals and objectives of the Company’s executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if appropriate.	✓
Oversee the Company’s culture, with a particular focus on collegiality, collaboration and team-building.	✓

One of the most important responsibilities of the Compensation and Human Resources Committee is to ensure a succession plan is in place for key members of the Company’s executive management team, including the CEO. Based on the work of the Compensation and Human Resources Committee, the Board has a succession plan for the CEO position, is prepared to act in the event of a CEO vacancy in the short term, and has identified candidates for succession over the long term. The Board will select the successor taking into consideration the needs of the organization, the business environment, and each candidate’s skills, experience, expertise, leadership and fit. The Company maintains a robust succession planning process, as highlighted in the following chart.

Management Succession
The Company maintains an executive talent pipeline for every executive officer position, including the CEO position, and every other officer position within the organization.
The executive talent pipeline includes “interim,” “ready now,” and “under development” candidates for each position. The Company has an intentional focus on those formally under development for executive roles. Management is also focused on attracting, developing, and retaining strong talent across the organization.
The executive talent pipeline is formally updated annually and is the main topic of at least one of the Compensation and Human Resources Committee’s meetings each year. The Compensation and Human Resources Committee also reviews the pipeline in connection with year-end performance and compensation reviews for every executive officer position. The pipeline is discussed regularly at the management level, as well.
Talent development and succession planning is a coordinated effort among the CEO, the Compensation and Human Resources Committee, and the Company’s Human Resources team, as well as each succession candidate.
The Board is provided exposure to succession candidates for executive officer positions.
Multiple internal succession candidates have been identified for the CEO position.
Each CEO succession candidate has been with Aimco at least 15 years and has at least 17 years of industry experience and at least nine years of executive experience.
All executive succession candidates have formal development plans.
All CEO succession candidates receive one-on-one development from a professional executive coach.
All CEO succession candidates receive annual 360-degree feedback.
Mr. Considine provides formal updates to the Compensation and Human Resources Committee annually, and informal updates at least quarterly, on CEO succession candidates’ development plan progress.
An executive coach provides formal updates to the Compensation and Human Resources Committee annually, and informal updates more frequently, on CEO succession candidates’ development plan progress.
The Company maintains a forward-looking approach to succession. Positions are filled considering the business strategy and needs at the time of a vacancy and the candidate’s skills, experience, expertise, leadership and fit.
The Company has a proven track record on succession, most recently with the redevelopment leader transition in 2018.

The Compensation and Human Resources Committee held five meetings during the year ended December 31, 2018.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of the Independent Directors. Ms. Nelson serves as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has a written charter that is reviewed annually and was last amended in October 2016. The Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Nominating and Corporate Governance Committee’s responsibilities are set forth in the following chart.

Nominating and Corporate Governance Committee Responsibilities	Accomplished In 2018

Focuses on Board candidates and nominees, and specifically:

•   Plans for Board refreshment and succession planning for directors;

•   Identifies and recommends to the Board individuals qualified to serve on the Board;

•   Identifies, recruits, and, if appropriate, interviews candidates to fill positions on the Board, including persons suggested by stockholders or others; and

•   Reviews each Board member’s suitability for continued service as a director when his or her term expires and when he or she has a change in professional status and recommends whether or not the director should be re-nominated.

✓
Focuses on Board composition and procedures as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, and expertise required for the Board as a whole.	✓
Develops and recommends to the Board a set of corporate governance principles applicable to Aimco and its management.	✓
Maintains a related party transaction policy and oversees any potential related party transactions.	✓
Oversees a systematic and detailed annual evaluation of the Board, committees, and individual directors in an effort to continuously improve the function of the Board.	✓
Oversees the Company’s commitment to environmental, social, and governance issues and disclosure related thereto.	✓
Considers corporate governance matters that may arise and develops appropriate recommendations, including providing the forum for the Board to consider important matters of public policy and vet stockholder input on a variety of matters.	✓

The Nominating and Corporate Governance Committee held three meetings during the year ended December 31, 2018.

Redevelopment and Construction Committee

The Redevelopment and Construction Committee currently consists of the Independent Directors. Mr. Miller serves as the chairman of the Redevelopment and Construction Committee. Mr. Miller meets regularly with Aimco’s redevelopment and construction leadership and tours projects undergoing development or redevelopment to assess the process of development and redevelopment and project status. The Redevelopment and Construction Committee’s purposes are to provide oversight and guidance to the Company’s management regarding development, redevelopment, and construction by reviewing work process, policies and standards, recommending modifications thereto and directing related analytical and progress reporting. The Redevelopment and Construction Committee held three meetings during the year ended December 31, 2018.

Board Composition, Board Refreshment, and Director Tenure

Aimco is focused on having a well-constructed and high performing board. To that end, the Nominating and Corporate Governance Committee selects nominees for director based on, among other things, breadth and depth of experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of Aimco’s business environment, and willingness to devote adequate time and effort to Board responsibilities. In considering nominees for director, the Nominating and Corporate Governance Committee seeks to have a diverse range of experience and expertise relevant to Aimco’s business. The Nominating and Corporate Governance Committee places a premium on directors who work well in the collegial and collaborative nature of the Board (which is also consistent with the Aimco culture) and yet also requires directors who think and act independently and can clearly and effectively communicate their convictions. The Nominating and Corporate Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board.

The Nominating and Corporate Governance Committee has specifically considered the feedback of some stockholders as well as the discussions of some commentators that suggest lengthy Board tenure should be balanced with new perspectives. Specific to Aimco, the Nominating and Corporate Governance Committee has structured the Board such that there are directors of varying tenures, with new directors and perspectives joining the Board every few years while retaining the institutional memory of longer-tenured directors. Longer-tenured directors, balanced with less-tenured directors, enhance the Board’s oversight capabilities. Aimco’s directors work effectively together, coordinate closely with senior management, comprehend Aimco’s challenges and opportunities, and frame Aimco’s business strategy. Aimco’s Board members have established relationships that allow the Board to apply effectively its collective business savvy in guiding the Aimco enterprise.

When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers advice and recommendations from others, including stockholders, as it deems appropriate. Such recommendations are evaluated based on the same criteria noted above. The Nominating and Corporate Governance Committee will consider as nominees to the Board for election at next year’s annual meeting of stockholders persons who are recommended by stockholders in writing, marked to the attention of Aimco’s Corporate Secretary, no later than July 1, 2019. During 2018, no Aimco stockholder (other than the existing directors) expressed interest in serving on the Board or recommended anyone to serve on the Board.

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. Based on recommendations from the Nominating and Corporate Governance Committee, the Board determined to nominate Messrs. Considine, Keltner, Martin, Miller, and Stein and Mses. Nelson, Sperling, and Tran for re-election.

Board Leadership Structure

At this time, Aimco’s Board believes that combining the Chairman and CEO role is most effective for the Company’s leadership and governance. Having one person as Chairman and CEO provides unified leadership and direction to the Company and strengthens the ability of the CEO to develop and implement strategic initiatives and respond efficiently in various situations. The Board also believes the combination of Chairman and CEO positions is appropriate in light of the independent oversight provided by the Board.

Aimco has a Lead Independent Director, currently Mr. Martin, whose responsibilities are set forth in the following chart.

Lead Independent Director Responsibilities	Accomplished In 2018
Presides over executive sessions of independent directors, which are held regularly and not less than four times per year.	✓
Serves as a liaison between the chairman and independent directors.	✓
Helps frame and approves meeting agendas and schedules.	✓
Reviews information sent to directors.	✓
Regularly calls meetings of independent directors.	✓
Is available for direct communication with stockholders.	✓

In addition to the Lead Independent Director, the Board has a majority of independent directors. Seven out of the eight director nominees are independent. All four standing committees (Audit; Compensation and Human Resources; Nominating and Corporate Governance; and Redevelopment and Construction) are composed solely of independent directors.

Separate Sessions of Non-Management Directors and Lead Independent Director

Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group currently is made up of the seven Independent Directors, met in executive session without management four times during the year ended December 31, 2018. Mr. Martin was the Lead Independent Director who presided at such executive sessions in 2018, and he has been designated as the Lead Independent Director who will preside at such executive sessions in 2019.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2018.

	Board	Non- Management Directors	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Redevelopment and Construction Committee
Number of Meetings	5	4	5	5	3	3

Majority Voting for the Election of Directors

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation. Additional details are set out in Article II, Section 2.03 (Election and Tenure of Directors; Resignations) of Aimco’s Bylaws.

Proxy Access

At our 2015 annual meeting, a proxy access stockholder proposal received the support of a majority of the votes cast. That proposal requested the Board to adopt a bylaw that would require the Company to include in its proxy materials nominees for director proposed by a stockholder or group that owns at least 3% of our outstanding shares for at least three years. Following that meeting, through the summer and fall of 2015 and into 2016, we engaged in extensive stockholder outreach and discussed proxy access with stockholders representing over 66% of shares of Common Stock outstanding as of September 30, 2015, including all 10 of Aimco’s largest stockholders as of that date.

Although our stockholders expressed varying views on proxy access generally, and on the specific terms of a proxy access bylaw, many stockholders indicated that they viewed proxy access as an important stockholder right. At the same time, many stockholders expressed concern that stockholders with a small economic interest could abuse proxy access and impose unnecessary costs on the Company. In particular, stockholders expressed support for a reasonable limit on the number of stockholders who could come together to form a nominating group, with a consensus around a 20 stockholder limit, so long as certain related funds were counted as one stockholder for this purpose. In addition, many stockholders expressed support for the principle that a proxy access bylaw provide for a minimum of two candidates, with that principle being more meaningful to stockholders than the percentage of the board used to calculate the number of permitted proxy access candidates.

Stockholders expressed general flexibility concerning most other proxy access terms, including counting directors nominated as access candidates who are elected and re-nominated by the Board when determining the limit on access candidates for a limited number of years, and eliminating proxy access at the same annual meeting for which a nomination notice outside of proxy access has been submitted by another stockholder. Also, stockholders indicated that post-meeting holding requirements would be considered overly restrictive, but that a statement regarding post-meeting intentions that did not require continued ownership was acceptable.

The feedback received from stockholders was reported to the Nominating and Corporate Governance Committee and to the Board. Following a review of that feedback, corporate governance best practices and trends and the Company’s particular facts and circumstances, the Board amended the Company’s bylaws to provide a proxy access right to stockholders. As a result, a stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for at least three years, may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws.

Director Compensation

In formulating its recommendation for director compensation, the Nominating and Corporate Governance Committee reviews director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue and assets and considers compensation trends for other NYSE-listed companies and S&P 500 companies. The Nominating and Corporate Governance Committee considers the relatively small size of the Aimco board as compared to other boards, the participation of each Independent Director on each committee, and the resulting workload on the directors. In addition, the Nominating and Corporate Governance Committee considers the overall cost of the Board to the Company and the cost per director.

2018

For 2018, compensation for each of the Independent Directors included a fixed annual cash retainer of $90,000 and an award of 3,200 shares of Common Stock (increased from 3,000 shares in 2017). No meeting fees were paid to Independent Directors for attending meetings of the Board and the committees on which they serve. For the year ended December 31, 2018, Aimco paid the directors serving on the Board during that year as follows:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Terry Considine (3)	—	—	—	—	—	—	—
Thomas L. Keltner	90,000	131,040	—	—	—	—	221,040
J. Landis Martin	90,000	131,040	—	—	—	—	221,040
Robert A. Miller	90,000	131,040	—	—	—	—	221,040
Kathleen M. Nelson (4)	90,000	131,040	—	—	—	—	221,040
Ann Sperling	67,500	98,592	—	—	—	—	166,092
Michael A. Stein	90,000	131,040	—	—	—	—	221,040
Nina A. Tran	90,000	131,040	—	—	—	—	221,040

(1)	For 2018, each Independent Director received a cash retainer of $90,000, except that Ms. Sperling, who joined the Board on May 1, 2018, received a prorated cash retainer of $67,500.
(2)

For 2018, Messrs. Keltner, Martin, Miller, and Stein and Mses. Nelson and Tran were each awarded 3,200 shares of Common Stock, which shares were awarded on January 30, 2018, based on the closing price of Aimco’s Common Stock on that date of $40.95. Ms. Sperling, who joined the Board on May 1, 2018, was awarded a prorated amount of 2,400 shares of Common Stock on May 1, 2018, based on the closing price of Aimco’s Common Stock on that date of $41.08. The dollar value shown above represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and is calculated based on the closing price of Aimco’s Common Stock on the date of grant.

(3)	Mr. Considine, who is not an Independent Director, does not receive any additional compensation for serving on the Board.
(4)	Ms. Nelson holds an option to acquire 3,000 shares, which is fully vested and exercisable.

2019

Compensation for each of the Independent Directors in 2019 includes an annual fee of 3,200 shares of Common Stock, which shares were awarded on January 29, 2019. The closing price of Aimco’s Common Stock on the New York Stock Exchange on January 29, 2019, was $49.24. The Independent Directors also received an annual cash retainer of $90,000. Directors will not receive meeting fees in 2019.

Code of Ethics

The Board has adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all team members of Aimco or its subsidiaries, including Aimco’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco. com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on Aimco’s website (www.aimco.com), as necessary.

Corporate Governance Guidelines and Director Stock Ownership

The Board has adopted and approved Corporate Governance Guidelines. These guidelines are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the role of the lead independent director, director access to management and independent advisors, director compensation, director orientation and continuing education, the role of the Board in planning management succession, stock ownership guidelines and retention requirements, and an annual performance evaluation of the Board.

With respect to stock ownership guidelines for the Independent Directors, the Corporate Governance Guidelines provide that by the completion of five years of service, an Independent Director is expected to own, at a minimum, the lesser of 27,500 shares or shares having a value of at least $550,000. Each of the Independent Directors has holdings well in excess of this amount, with the exception of Ms. Sperling, who joined the Board on May  1, 2018.

Corporate Responsibility

At Aimco, corporate responsibility is an important part of our business. As with all other aspects of our business, our corporate responsibility program focuses on continuous improvement, to the benefit of our stockholders, our residents, our team members, our communities, and the environment. We actively discuss these matters with our stockholders and solicit their feedback on our program.

The graphics below describe some of the 2018 highlights of our corporate responsibility program. For more information on Aimco’s corporate responsibility program, please refer to Aimco’s 2018 Corporate Responsibility Report. Please note, however, that information contained in the 2018 Corporate Responsibility Report is neither incorporated by reference in this proxy statement nor considered to be a part of this document.

STOCKHOLDER OUTREACH

We have engaged with stockholders holding over 50% of our outstanding shares each of the PAST 5 YEARS, and at least 2/3 of our outstanding shares each of the past 4 years. We have always made our Board members available for engagement discussions.

STOCKHOLDER ENGAGEMENT

OUR RESPONSES TO STOCKHOLDER INPUT ESG Disclosure in 2018 Matrix of Director Qualifications and Expertise in 2017 More Detailed Management Succession Disclosure in 2017 More Graphics in 2016, 2017, & 2018 Proxy Access in 2016 LTI Program Overhaul in 2015 Double Trigger Change in Control Provisions in 2015 Clawback Policy in 2015 Commitment to no Excise Tax Gross-Ups in 2015

PROXY ACCESS Beginning in 2016, our bylaws permit:	A stockholder (or group of up to 20 stockholders)	Owning 3% or more of our outstanding common stock continuously for at least 3 YEARS	To nominate and include in our proxy materials director candidates constituting up to the greater of 2 INDIVIDUALS or 20% of the Board, if the nominee(s) satisfy the requirements specified in our bylaws

INDEPENDENT DIRECTORS MOST RECENTLY ADDED TO OUR BOARD: + Ann Sperling, 2018 + Nina Tran, 2016 + Kathleen Nelson, 2010	HONORED FOR TWO CONSECUTIVE YEARS FOR BOARD COMPOSITION

Commitment to our Residents Residents awarded Aimco CSAT scores averaging more than 4 (out of 5 stars) during the past five years, reflecting HIGH LEVELS of RESIDENT SATISFACTION

Investment in our Team Members

The only real estate company awarded a 2018 Association for Talent Development (ATD) BEST Award for excellence in talent acquisition, training, and team development	One of only eight companies to be recognized as a "Top Workplace" in Colorado for each of the past six years

$1.18M Aimco Cares scholarship funds to 586 children of Aimco team members since 2006	$32,700 Aimco Cares 4U emergency financial assistance to Aimco team members in 2018

Commitment to Community IN 2018:

Team members turn their passion for community service into action through Aimco Cares, which gives team members 15 paid hours each year to apply to volunteer activity of their choosing

4,618 .hours volunteered by team members through Aimco Cares 138Aimco Caresvolunteer events96Nonprofits served through volunteerism and donations$514,740Raised through Aimco Cares Charity Golf Classic benefiting patriotic causes and providing scholarships for students in affordable housing

Commitment to Conservation
$4.5M invested in ENERGY CONSERVATION in 2018

10,149,495 Therms of natural gas conserved 236,284,599 kWh of electricity Saved through efficient fixtures 1,012,550,393 Gallons of water saved through efficiency 191,158 Metric tons of greenhouse gas emissions eliminated

Communicating with the Board of Directors

Any interested parties desiring to communicate with Aimco’s Board, the Lead Independent Director, any of the other Independent Directors, Aimco’s Chairman of the Board, any committee chairman, or any committee member may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary

Office of the General Counsel

Apartment Investment and Management Company

4582 South Ulster Street, Suite 1100

Denver, Colorado 80237

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, has discussed with the independent registered public accounting firm its independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2018.

None of the Audit Committee members have a relationship with the Company that might interfere with the exercise of the member’s independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission. The Audit Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Date: February 18, 2019

MICHAEL A. STEIN (CHAIRMAN)

THOMAS L. KELTNER

J. LANDIS MARTIN

ROBERT A. MILLER

KATHLEEN M. NELSON

ANN SPERLING

NINA A. TRAN

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees

Below is information on the fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2018, and 2017.

Year Ended December 31,
	2018	2017
Aggregate fees billed for services	$ 2.38 million	$ 2.33 million

Audit Fees:

Including fees associated with the audit of Aimco’s annual financial statements, internal controls, interim reviews of financial statements, registration statements, comfort letters, and consents

	$ 1.23 million	$ 1.07 million

Audit-Related Fees: Including fees related to benefit plan audits	$ 0.03 million	$ 0.03 million

Tax Fees:
Tax Compliance Fees (1) Tax Consulting Fees (2)	$ 0.77 million $ 0.35 million	$ 0.92 million $ 0.31 million

Total Tax Fees	$ 1.12 million	$ 1.23 million

All other fees	—	—
(1)

Tax compliance fees consist primarily of income tax return preparation and income tax return review fees related to the income tax returns of the Company, the Operating Partnership, and certain Company subsidiaries and affiliates.

(2)	Tax consulting fees consist primarily of amounts attributable to routine advice related to various transactions, and assistance related to income tax return examinations by governmental authorities.

In selecting Ernst & Young LLP to perform tax compliance and tax consulting services, the Audit Committee evaluated the efficiency and expertise brought by Ernst & Young LLP and concluded that such engagement was in the best interest of the Company and its stockholders. The Audit Committee considered that the Company’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on the Company’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels, and diversity of stock ownership. The Audit Committee also specifically considered the amount of the fees as compared to the Company’s overall engagement and as compared to Ernst & Young LLP’s overall book of business and concluded that such engagement by the Company would have no negative bearing on Ernst & Young LLP’s independence.

In its pre-approval of such tax services in accordance with the policies outlined below, the Audit Committee gave appropriate consideration to the applicable independence rules of the SEC and PCAOB. Specifically, the Audit Committee considered:

•

The SEC’s three basic principles of independence with respect to services provided by auditors, violations of which would impair the auditor’s independence: (1) an auditor cannot function in the role of management; (2) an auditor cannot audit his or her own work; and (3) an auditor cannot serve in an advocacy role for his or her client;

•	The non-audit services specifically prohibited under the SEC’s auditor independence rules:
•	Bookkeeping or other services related to the accounting records or financial statements of the audit client;
•	Financial information systems design and implementation;
•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
•	Actuarial services;
•	Internal audit outsourcing services;
•	Management functions or human resources;
•	Broker or dealer, investment adviser, or investment banking services; and
•	Legal services and expert services unrelated to the audit.

•	The following rules of the PCAOB:
•	3521 - Contingent Fees;
•	3522 - Tax Transactions; and
•	3524 - Audit Committee Pre-approval of Certain Tax Services.

In addition, The Audit Committee considered the SEC’s Release, Strengthening the Commission’s Requirements Regarding Auditor Independence, in which the SEC reiterated “its long-standing position that an accounting firm can provide tax services to its audit clients without impairing the firm’s independence.”

Audit Committee Pre-Approval Policies

The Audit Committee has adopted the Audit and Non-Audit Services Pre-approval Policy (the “Pre-approval Policy”). A summary of the Pre-approval Policy is as follows:

•	The Pre-approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee.

•	Pre-approvals are typically subject to a dollar limit of $50,000.

•	The term of any general pre-approval is generally 12 months from the date of pre-approval.

•

At least annually, the Audit Committee reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.

•

Unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm.

•	The Audit Committee will consider whether all services are consistent with the rules on independent registered public accounting firm independence.

•

The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. Such factors are considered as a whole, and no one factor is necessarily determinative.

All of the services described in the Principal Accountant Fee section above were approved pursuant to the annual engagement letter or in accordance with the Pre-approval Policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of February 19, 2019, with respect to Aimco’s equity securities beneficially owned by (i) each director, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of February 19, 2019, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors, director nominee, and executive officers is 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237, unless otherwise specified. None of the securities reflected in this table held by the directors, director nominee, or executive officers are the subject of any hedging or pledging transaction.

Name and Address of Beneficial Owner	Number of shares of Common Stock (1)		Percentage of Common Stock Outstanding (2)	Number of Partnership Units (3)		Percentage Ownership of the Company (4)
Directors, Director Nominees, and Executive Officers:
Terry Considine	908,683	(5)	0.61%	2,439,557	(6)	2.54%
Paul L. Beldin	132,677	(7)	*	—		*
John E. Bezzant	81,497		*	—		*
Lisa R. Cohn	182,891		*	—		*
Keith M. Kimmel	101,755	(8)	*	—		*
Thomas L. Keltner	41,029		*	—		*
J. Landis Martin	59,713	(9)	*	34,646	(10)	*
Robert A. Miller	81,103		*	—		*
Kathleen M. Nelson	49,882	(11)	*	—		*
Ann Sperling	5,600		*	—		*
Michael A. Stein	44,400		*	—		*
Nina A. Tran	12,850		*	—		*
All directors and executive officers as a group (16 persons)	1,989,757	(12)	1.33%	2,478,972		2.83%
5% or Greater Holders:
The Vanguard Group, Inc.	25,261,972	(13)	16.98%	—		16.03%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Cohen & Steers, Inc.	17,133,023	(14)	11.52%	—		10.87%
280 Park Avenue
New York, New York 10017
Blackrock, Inc.	14,083,432	(15)	9.47%	—		8.93%
40 East 52nd Street
New York, New York 10022
State Street Corporation	8,067,442	(16)	5.42%	—		5.12%
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111

*	Less than 0.5%
(1)	Excludes shares of Common Stock issuable upon redemption of common OP Units or equivalents.
(2)

Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)

Through wholly-owned subsidiaries, Aimco acts as general partner of AIMCO Properties, L.P., the operating partnership in Aimco’s structure. As of February 19, 2019, Aimco held approximately 93.9% of the common partnership interests in AIMCO Properties, L.P. Interests in AIMCO Properties, L.P. that are held by limited partners other than Aimco are referred to as “OP Units.” Generally, after a holding period of 12 months, common OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each common OP Unit (subject to adjustment). If Aimco acquired all common OP Units for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter), these shares of Common Stock would constitute approximately 6.1% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer.

(4)

Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 8,857,746 OP Units outstanding as of February 19, 2019, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, and Aimco’s ownership limit). See note (3) above. Excludes partnership preferred units issued by AIMCO Properties, L.P. and Aimco preferred securities.

(5)

Includes the following shares of which Mr. Considine disclaims beneficial ownership: 33,695 shares held by Mr. Considine’s spouse; and 165,689 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power. Also includes 430,934 shares subject to options that are exercisable within 60 days.

(6)

Includes 179,735 OP Units held by an entity in which Mr. Considine has sole voting and investment power, 1,591,672 OP Units and equivalents held by Titahotwo Limited Partnership RLLLP, a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest, and 157,698 OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership.

(7)	Includes 9,054 shares subject to options that are exercisable within 60 days.
(8)	Includes 7,294 shares subject to options that are exercisable within 60 days.
(9)

Includes 30,323 shares held directly by Mr. Martin and 29,390 shares held by Martin Enterprises LLC, of which Mr. Martin is the sole manager. Members of Martin Enterprises LLC include Mr. Martin and trusts, of which Mr. Martin is the sole trustee, formed solely for the benefit of his children.

(10)	Includes 34,646 OP Units and equivalents, which represent less than 1% of the class outstanding.
(11)	Includes 3,000 shares subject to options that are exercisable within 60 days.
(12)	Includes 450,282 shares subject to options that are exercisable within 60 days.
(13)

Beneficial ownership information is based on information contained in an Amendment No. 16 to Schedule 13G filed with the SEC on February 11, 2019, by The Vanguard Group, Inc. According to the schedule, The Vanguard Group, Inc. has sole voting power with respect to 280,227 shares and sole dispositive power with respect to 24,955,474 of the shares and shared voting power with respect to 178,933 of the shares and shared dispositive power with respect to 306,498 of the shares.

(14)

Beneficial ownership information is based on information contained in an Amendment No. 18 to Schedule 13G filed with the SEC on February 14, 2019, by Cohen & Steers, Inc. on behalf of itself and affiliated entities. According to the schedule, included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are 13,528,985 shares and 13,486,241 shares over which Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.), respectively, have sole voting power and 17,133,023 shares and 16,785,554 shares, respectively, over which such entities have sole dispositive power. Also included in the securities listed above are 42,744 shares over which Cohen & Steers UK Limited has sole voting power and 347,469 shares over which Cohen & Steers UK Limited has sole dispositive power.

(15)

Beneficial ownership information is based on information contained in an Amendment No. 9 to Schedule 13G filed with the SEC on February 4, 2019, by Blackrock, Inc. According to the schedule, Blackrock, Inc. has sole voting power with respect to 13,072,073 of the shares.

(16)

Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 13, 2019, by State Street Corporation. According to the schedule, State Street Corporation has shared voting power with respect to 7,358,852 of the shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This CD&A addresses the following:

•	Stockholder Engagement Regarding Executive Compensation;

•	Overview of Aimco’s Pay-for-Performance Philosophy and 2018 Performance Results;

•	Summary of Executive Compensation Program and Governance Practices;

•	What We Pay and Why: Components of Executive Compensation;

•	Total Compensation for 2018;

•	Other Compensation;

•	Post-Employment Compensation and Employment and Severance Arrangements;

•	Other Benefits; Perquisite Philosophy;

•	Stock Ownership Guidelines and Required Holding Periods After Vesting;

•	Role of Outside Consultants;

•	Base Salary, Incentive Compensation, and Equity Grant Practices;

•	2019 Compensation Targets; and

•	Accounting Treatment and Tax Deductibility of Executive Compensation.

Stockholder Engagement Regarding Executive Compensation

At Aimco’s 2018 Annual Meeting of Stockholders, approximately 99% of the votes cast in the advisory vote on executive compensation (also commonly referred to as “Say on Pay”) approved the compensation of Aimco’s NEOs as disclosed in Aimco’s 2018 proxy statement. The Compensation and Human Resources Committee (the “Committee”) and Aimco management are pleased with these results and remain committed to extensive engagement with stockholders as part of ongoing efforts to formulate and implement an executive compensation program designed to align the long-term interests of our executive officers with those of our stockholders.

In 2018 and early 2019, we engaged with stockholders representing over 73% of shares of Common Stock outstanding as of September 30, 2018, as part of our annual process of soliciting feedback on Aimco’s executive compensation program. The following chart summarizes the feedback we received, and what actions we have taken in response.

What Aimco Heard	How Aimco Responded

Overall Program.

The Company continued to receive broad support from stockholders on the structure of its executive compensation program, the program’s alignment of pay and performance, and the quantum of compensation delivered under the program.

Based on the broad support received from stockholders, the Company is making no changes to the structure of the program.
Disclosure. Stockholders appreciated the thorough disclosure and encouraged Aimco to continue the same level of disclosure.	The Company has maintained its detailed disclosure as in prior years, and has continued to enhance its disclosure with additional graphics.
STI Plan. Stockholders are broadly pleased with the STI plan goals and disclosure of results.

Given that the Company’s STI goals are directly aligned with the Company’s five areas of strategic focus that drive long-term value creation, and have received broad support from stockholders, the Company is not making changes to the structure of its STI goals.

LTI Plan.

The Company’s three-year, forward looking plan measured upon relative TSR continued to receive broad support from stockholders. Most stockholders continued to be of the opinion that relative TSR should be the only LTI metric.

Given that its LTI plan received broad support from stockholders, the Company is not making changes to the general structure of its LTI plan. The Company will continue its ongoing dialogue with stockholders on LTI plan structure and metrics, as well as all other compensation matters.

Overview of Aimco’s Pay-for-Performance Philosophy and 2018 Performance Results

Aimco is a pay-for-performance organization. Aimco starts by setting target total compensation near the median of target total compensation for Aimco’s peers as identified on page 33, both as a measure of fairness and also to provide an economic incentive to remain with Aimco. Actual compensation varies from target compensation based on Aimco’s results. Each officer’s annual cash incentive compensation, “short term incentive” or STI, is based in part on Aimco’s performance against corporate, rather than personal, goals. The more senior the officer, the greater the percentage of his or her STI that is based on Aimco’s performance against its corporate goals. Aimco’s longer term compensation, “long term incentive” or LTI, follows a similar tiered structure. Each officer’s LTI is based in part on Aimco’s “total shareholder return” or TSR, relative to its peers, with executive officers having a greater share of their LTI based on relative TSR. In the case of Mr. Considine, his entire LTI award is “at risk” based on Aimco’s relative TSR. LTI is measured and vests over time, typically a period of four years, so that officers bear longer term exposure to the decisions they make.

To reinforce its use of Aimco equity for compensation to align management with Aimco stockholders, Aimco also requires substantial equity holdings by executive officers, as described further on page 43.

Aimco increased NAV per share by approximately 6%, which, with its cash dividend, provided stockholders Economic Income of 8.5%. Aimco accomplished this through solid results in its five areas of strategic focus that provide the foundation for the long-term sustainable profitability we seek for the shareholder capital entrusted to us.

STRATEGIC OBJECTIVES

OPERATIONAL EXCELLENCE Focus on customer selection and satisfaction to produce predictable and growing Free Cash Flow, that is, net operating income or NOI, less capital replacement spending or CR.

REDEVELOPMENT

Create value, as measured by the rate and quality of financial returns, based on quality of location and excellence of design, by repositioning properties within the Aimco portfolio and by constructing new properties.

PORTFOLIO MANAGEMENT

Enhance rent growth and increase long-term values through portfolio design, emphasizing land value and submarket selection while reducing revenue volatility by geographic and price point diversification.

BALANCE SHEET

Limit risk through balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt, and build financial flexibility by maintaining ample unused and available credit as well as holding properties with substantial value unencumbered by property debt.

TEAM AND CULTURE

Focus intentionally on a collaborative and productive culture based on respect for others and personal responsibility, reinforced by a preference for promotion from within based on talent development and succession planning to produce a strong, stable team that is the enduring foundation of Aimco success.

Highlights for 2018 in Aimco’s five areas of strategic focus included the following:

Peer Leading NOI Margin	➢ Record Occupancy of 96.5% • Outperformed peer average of 96.3% ➢ Same Store Revenue h 3.1% • Outperformed peer average of 2.7% ➢ Same Store NOI h 3.1% • Outperformed peer average of 2.6%

REDEVELOPMENT ✓ Invested $176M ✓ Completed construction on two major projects on track to create nearly $70M in stockholder value

PORTFOLIO MANAGEMENT

✓ Average revenue per apartment home  4% to $2,126

✓ Exited the affordable business

✓ Made accretive acquisitions in Philadelphia and Northern Virginia

✓ Repurchased 6% of shares at 20% discount to NAV; leverage-neutral buyback funded by sale of lower-rated properties

BALANCE SHEET ✓ Reduced 2019-2021 maturities by more than 50% ✓ Reduced annual interest expense by $13M ✓ Added nearly $1B to unencumbered pool of properties, to $2.7B

HIGHLY ENGAGED TEAM 4.12 (out of 5 stars) in 2018	Recognized again in 2018 as a “Top Workplace” in Colorado. One of only eight companies to be recognized for each of the past six years.

Aimco’s success in its five areas of strategic focus has produced superior long-term returns. The following graph compares cumulative total returns for Aimco’s Common Stock, the NAREIT Apartment Index, the REIT Index, the Standard & Poor’s 500 Total Return Index (the “S&P 500 Index”), and Aimco’s multi-family peer group average. The graph assumes the investment of $100 in Aimco’s Common Stock and in each index or peer group company on December 31, 2013, and that all dividends paid have been reinvested.

	For the fiscal years ended December 31,
Index	2013	2014	2015	2016	2017	2018
Aimco (1)	$100.00	$148.04	$164.54	$192.98	$191.69	$199.60
NAREIT Apartment Index (2)	100.00	139.62	162.60	167.24	173.46	179.88
MSCI US REIT Index (1)	100.00	130.38	133.67	145.16	152.52	145.55
Multi-Family Peer Group (1)	100.00	139.00	165.00	171.89	183.80	189.05
S&P 500 Index (1)	100.00	113.69	115.26	129.05	157.22	150.33
(1)	Source: S&P Global Market Intelligence © 2019
(2)	Source: National Association of Real Estate Investment Trusts

Aimco outperformed the NAREIT Apartment Index, the REIT Index, the S&P 500 Index, and the average TSR for its multi-family peers over the five-year period ended December 31, 2018, as shown in the following graph in which TSR is shown as an annualized compounded annual growth rate.

Summary of Executive Compensation Program and Governance Practices

Below we summarize certain executive compensation program and governance practices – both the practices we have implemented to drive performance and the practices we avoid because we believe they would not serve our stockholders’ long-term interests.

What Aimco Does

Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at risk and tied to key financial and value creation metrics that are set in advance and disclosed to stockholders. All of the incentive compensation (both STI and LTI) for Mr. Considine is subject to the achievement of various performance objectives. For the other NEOs, all STI compensation, and two-thirds of target LTI compensation (other than with respect to the CIO), is subject to the achievement of various performance objectives. A significant portion of the CIO’s compensation is tied to the closing of investment transactions.

Balances short-term and long-term incentives. The incentive programs provide a balance of annual and longer-term incentives, with LTI compensation vesting over multiple years comprising a substantial percentage of target total compensation.

Uses multiple performance metrics. These mitigate the risk of the undue influence of a single metric by utilizing multiple performance measures, that differ for STI and LTI.
Caps award payouts. Amounts or shares that can be earned under the STI plan and LTI plan are capped.
Uses market-based approach for determining NEO target pay. Target total compensation for NEOs is set near the median for peer comparators. The Committee reviews the peer comparator group annually.

Maintains stock ownership guidelines and holding periods after vesting until ownership guidelines are met. The Company has the following minimum stock ownership requirements: CEO – lesser of five times base salary or 150,000 shares; CFO – lesser of five times base salary or 75,000 shares; and other executive officers – lesser of four times base salary or 25,000 shares. All NEOs met these requirements as of January 29, 2019.

Includes double-trigger change in control provisions. Equity awards include “double trigger” provisions requiring both a change in control and a subsequent termination of employment (other than for cause) for accelerated vesting to occur.

Uses an independent compensation consulting firm. The Company engages an independent compensation consulting firm that specializes in the REIT industry. The Committee engages a separate independent compensation consultant.

Maintains a clawback policy. In the event of a financial restatement resulting from misconduct by an executive, the clawback policy allows the Company to recoup incentive compensation paid to the executive based on the misstated financial information. The policy covers all forms of bonus, incentive and equity compensation.

Conducts a risk assessment. The Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Acts through an independent Compensation Committee. The Committee consists entirely of independent directors.

What Aimco Does Not Do
Guarantee salary increases, bonuses or equity grants. The Company does not guarantee annual salary increases or bonuses. The Company makes no guaranteed commitments to grant equity-based awards.
Provide excise tax gross-up payments. The Company will not enter into contractual arrangements that include excise tax gross-up payments.

Reprice options. The Company has never repriced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the Company’s Second Amended and Restated 2015 Stock Award and Incentive Plan (the “2015 Plan”) without first obtaining approval from the stockholders of the Company.

Pay dividends or dividend equivalents on unearned performance shares. Performance share award agreements provide for the payment of dividends only if and after the shares are earned. Dividends accrue during the performance period and are paid once shares are earned.

Provide more than minimal personal benefits. The Company does not provide executives with more than minimal perquisites, such as reserved parking spaces.

What We Pay and Why: Components of Executive Compensation

Total compensation for Aimco’s executive officers is comprised of the following components:

Compensation Component	Form	Purpose
Base Salary	Cash	Provide a salary that is competitive with market.
STI	Cash	Reward executive for achieving short-term business objectives.
LTI	Restricted stock, Long-Term Incentive Plan (“LTIP”) units, and/or stock options, subject to performance and/or time vesting, typically over four years	Align executive’s compensation with stockholder objectives, and provide an incentive to take a longer-term view of Aimco’s performance.

LTI compensation directly ties the interests of executives to the interests of our stockholders, and comprises a substantial proportion of compensation for Aimco NEOs, as follows:

CEO 2018 Target Pay Mix	Other NEOs 2018 Target Pay Mix

CEO Pay Overview

The Committee determines the compensation for Mr. Considine. Mr. Considine’s target total compensation for 2018 approximated the median for CEOs at Aimco’s peers as discussed on page 33. In setting Mr. Considine’s target total compensation for 2018, the Committee considered, among other things, the peer group compensation data and Mr. Considine’s expertise and experience. The Committee devised a compensation plan for Mr. Considine that resulted in approximately 11% base salary, 24% based on Aimco’s performance against its 2018 corporate goals, and 65% based on relative TSR, making more of Mr. Considine’s target compensation tied to TSR than any of his peers. Mr. Considine’s target compensation mix is illustrated as follows:

Fixed Base of Cash Compensation Performance-Based and Not Guaranteed Performance-Based and Not Guaranteed Salary STI - 100% at Risk LTI - 100% at Risk $700,000 $1,500,000 - 2018 Target $4,025,000 - 2018 Target Below 25th Percentile for Peers Based Entirely on Aimco's Performance Against Corporate Goals Based Entirely on Relative Returns Over Forward Looking, Three-Year Period

How the Committee determines the amount of target total compensation for executive officers

In addition to reviewing the performance of, and determining the compensation for, the CEO, the Committee also reviews the decisions made by the CEO as to the compensation of Aimco’s other executive officers. Base salary, target STI, and target LTI are generally set near the median base salary, target STI, and target LTI for peer comparators.

How peer comparators are identified

Aimco considers enterprise Gross Asset Value (“GAV”), as reported by Green Street Advisors, to be an imprecise, but reasonable representation of the complexity of a real estate business and of the responsibilities of its leaders. In addition to GAV, Aimco also reviews other factors, including gross revenues, number of properties, and number of employees, to determine if these factors provide any additional insight into the work and requirements of its leaders. Based on this analysis, Aimco included as “peers” for 2018 compensation the following 20 real estate companies:

Peer Group
Alexandria Real Estate Equities, Inc.	Kilroy Realty Corp.
Brixmor Property Group, Inc.	Kimco Realty
Camden Property Trust	Liberty Property Trust
DDR Corp.	Macerich Company
Douglas Emmett, Inc.	Mid-America Apartment Communities, Inc.
Duke Realty Corp.	Omega Healthcare Investors
Extra Space Storage, Inc.	Regency Centers Corp.
Federal Realty Investment Trust	Sun Communities, Inc.
Healthcare Trust of America, Inc.	Taubman Centers, Inc.
Host Hotels & Resorts, Inc.	UDR, Inc.

At the time 2018 compensation targets were established, approximately half of these real estate companies had a larger GAV, and approximately half of these real estate companies had a smaller GAV, than does Aimco. Due to changes in GAV, Healthcare Trust of America, Inc. and Sun Communities, Inc. were added to the peer group for 2018 in replacement of Digital Realty Trust, Inc. and CBL & Associates Properties, Inc. For Mr. Kimmel, whose position as Executive Vice President, Property Operations, does not have a good benchmark outside of the multi-family industry, Aimco included as “peers” for 2018 compensation the following six multi-family real estate companies in existence at the time 2018 compensation targets were established: AvalonBay Communities, Inc., Camden Property Trust, Essex Property Trust, Equity Residential, Mid-America Apartment Communities, Inc., and UDR, Inc. These multi-family companies provide useful information to benchmark Mr. Kimmel’s position.

Risk analysis of Aimco’s compensation programs

The Committee considers risk-related matters when making decisions with respect to executive compensation and has determined that neither Aimco’s executive compensation program nor any of its non-executive compensation programs create risk-taking incentives that are reasonably likely to have a material adverse effect on the organization. Aimco’s compensation programs align management incentives with the long-term interests of the Company.

Aimco’s Compensation Program Discourages Excessive Risk-Taking
Limits on STI. The compensation of executive officers and other team members is not overly weighted toward STI. Moreover, STI is capped.

Use of LTI. LTI is included in target total compensation for all officers and typically vests over a period of four years. The vesting period encourages officers to focus on sustaining Aimco’s long-term performance. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their target total compensation allocated to LTI. LTI is capped at two times target, or 200%, for the CEO, and 1.67 times target, or 167%, for other NEOs.

Stock ownership guidelines and required holding periods after vesting. Aimco’s stock ownership guidelines require all executive officers to hold a specified amount of Aimco equity. Any executive officer who has not yet satisfied the stock ownership requirements for his or her position must retain LTI after its vesting until stock ownership requirements are met. These policies ensure each executive officer has a substantial amount of personal wealth tied to long-term holdings in Aimco stock.

Shared performance metrics across the organization. A portion of STI for all officers and corporate team members is based upon Aimco’s performance against its publicly communicated corporate goals, which are core to the long-term strategy of Aimco’s business and are reviewed and approved by the Committee. One hundred percent of Mr. Considine’s STI, and 75% of the STI for the other NEOs, is based upon Aimco’s performance against its corporate goals. In addition, having shared performance metrics across the organization reinforces Aimco’s focus on a collegial and collaborative team environment.

LTI based on TSR. A portion of LTI for all officers is based on relative TSR. In general, the more senior level the officer, the greater the percentage of LTI that is based on relative TSR. One hundred percent of Mr. Considine’s LTI, and a substantial proportion of the LTI for most of the other NEOs, is based on relative TSR.

Multiple performance metrics. Aimco had six corporate goals for 2018. In addition, through Aimco’s performance management program, Managing Aimco Performance, or MAP, which sets and monitors performance objectives for every team member, each team member has several different individual performance goals that are set at the beginning of the year and approved by management. Each of the NEOs had an average of six individual goals for 2018. Having multiple performance metrics inherently reduces excessive or unnecessary risk-taking, as incentive compensation is spread among a number of metrics rather than concentrated in a few.

Total Compensation for 2018

For 2018, total compensation is the sum of base compensation earned in 2018, STI earned in 2018, and LTI awards granted in 2018.

Base Compensation for 2018

For 2018, Mr. Considine’s base compensation was $700,000, unchanged from 2017, and well below the median for CEOs of his experience, expertise and tenure. For 2018, base compensation for all other NEOs was $450,000 (an increase from 2017 base compensation of $400,000), near the median base compensation paid by peer comparators for similar positions.

Short-Term Incentive Compensation for 2018

The Committee determined Mr. Considine’s STI by the extent to which Aimco met six designated corporate goals, which are described below and are referred to as Aimco’s Key Performance Indicators, or KPI.

For the other NEOs, calculation of STI was determined by two components: Aimco’s performance against the KPI; and each officer’s achievement of his or her individual MAP goals. For example, if an executive’s target STI was $400,000 and weighted 75% on KPI, then 75% of that amount, or $300,000, varied based on KPI results and 25% of that amount, or $100,000, varied based on MAP results. As KPI results were 137.24%, then the executive would receive 137.24% of $300,000 ($411,720) for that portion of his STI, and if MAP results were 100%, then the executive would receive 100% of the $100,000, for a total STI payment of $511,720.

Aimco’s KPI reflect Aimco’s five areas of strategic focus, as set forth above on page 28. Said another way, Aimco compensates its leadership on executing exactly the same business strategy communicated to stockholders and analysts. Specifically, Aimco’s KPI consisted of the following six corporate goals that were reviewed with, and approved by, the Committee, each weighted as described.

CORPORATE GOALS Operational Excellence (25% KPI) Based on 2018 Same Store NOI Redevelopment and Portfolio Management (10% of KPI) Based on redevelopment and development investment and returns, and transactions that enhance Aimco's objectives regarding portfolio quality. Balance Sheet (5% of KPI) Based on leverage ratios and balance sheet activities adding financial flexibility. Team and Culture (10% of KPI) 5% based on team member engagement scores 5% based on on-site engagement, retention and efficiency Financial Results (50% of KPI) Based on AFFO per share

These goals aligned executive officers with the publicly communicated, long-term goals of the Company without encouraging them to take unnecessary and excessive risks. Threshold performance paid out at 50%; target performance paid out at 100%; and maximum performance paid out at 200%.

Performance below threshold resulted in no payout. For some goals, where performance was between threshold and target or between target and maximum, the amount of the payout was interpolated.

The following is a tabular presentation of the performance criteria and results for 2018, explained in detail in the paragraphs that follow:

Performance Measures	Goal Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual	Payout
Operational Excellence	25%

2018 Same Store NOI Achievement	25%	3%<Budget	Budget	3%>Budget	0.308% favorable	27.57%
					Property Operations Subtotal:	27.57%
Redevelopment and Portfolio Management	10%
Redevelopment Investment and Returns, and Transactions That Improve Aimco’s Portfolio Quality	10%	—	Based on, for redevelopment, estimated value creation for the project, and completion of projects on time and on budget and rental rates compared to underwriting, and for transactions, Free Cash Flow internal rates of return.	—	Invested $176M in redevelopment projects in 2018. Completed redevelopment of Park Towne Place in Philadelphia and Saybrook Pointe in San Jose; the projects are on track to create nearly $70M of value. Projects were on time and on budget. Leasing achieved average rents at or above underwriting. Exited the affordable business and made accretive acquisitions Philadelphia and northern Virginia.	20.00%
Redevelopment and Portfolio Management Subtotal:						20.00%
Balance Sheet	5%
Leverage Ratios and Balance Sheet Activities Adding Financial Flexibility	5%	—	Based on Ratio of Debt and Preferred Equity to Adjusted EBITDA, and balance sheet activities that add financial flexibility.	—	Ratio of Debt and Preferred Equity to Adjusted EBITDA for 2018 was 7.2x. Reduced 2019-2021 maturities by more than half, providing annual interest savings of $13M, and increasing the size of our pool of unencumbered properties by almost $1B, to $2.7B.	10.00%
					Balance Sheet Subtotal:	10.00%
Team and Culture	10%
Team Member Engagement Scores	5%	4.00	4.20	4.75	4.12	4.00%
On-Site Team Engagement, Retention and Efficiency	5%	—	Based on on-site team engagement scores, team member retention ratios and efficiency gains.	—	On-site team member engagement for 2018 was 4.11 out of 5. On-site voluntary turnover was up 6% year-over- year. Made further efficiency gains.	4.00%
					Team and Culture Subtotal:	8.00%
Financial Results	50%
AFFO Per Share	50%	$2.14	$2.15	$2.27	$2.20[1]	71.67%
					Financial Results Subtotal:	71.67%
Total	100%					137.24%

1 Full year Adjusted Funds from Operations (“AFFO”) as reported in Aimco’s Fourth Quarter 2018 Earnings Release dated February 4, 2019, was $2.16 per share, or $0.04 lower. There are a very limited number of items (such as non-recurring income, hurricane related casualty losses, and capital replacement spending in excess of budget) that are unusual, infrequent, or otherwise deemed by management and the Committee to be appropriate to exclude from the calculation of AFFO for purposes of Aimco’s compensation plan, in order to avoid unjust rewards and unjust penalties. The additions and subtractions to reported AFFO are reviewed and approved by the Committee. For 2018, this process resulted in a net upward adjustment of $0.04 to reported AFFO. In the past five years, such adjustments have been upward four times and downward one time.

For all numeric goals except for the AFFO Per Share goal, the target performance metrics were Aimco’s 2018 budget goals. As set forth below, the AFFO Per Share goal required outperformance to the 2018 budget to achieve any payout. Aimco has a rigorous budgeting process that includes an evaluation of prior performance, market data, and peer performance. Aimco’s budget strategy is to set ambitious, achievable goals. Aimco’s 2018 performance – which included both Same Store revenue and NOI growth of 3.1% and peer-leading NOI margin of 74.2% – is a reflection of Aimco’s effective and successful budgeting strategy.

An explanation of the objective of each goal and performance levels and payouts for each goal is set forth in the paragraphs below.

Same Store NOI Achievement (25% of KPI). The primary objective of this goal was to fulfill Aimco’s strategic objective of producing predictable and growing Free Cash Flow through focus on customer selection and satisfaction. For 2018, the range for the Same Store NOI achievement goal was as follows: “Threshold” equated to achievement of three percent unfavorable to 2018 budgeted Same Store NOI; “Target” equated to achievement of 2018 budgeted Same Store NOI; and “Maximum” equated to three percent favorable to 2018 budgeted Same Store NOI. Aimco’s Same Store NOI achievement for 2018 was 0.308% favorable to budgeted Same Store NOI. This resulted in a payout on the Same Store NOI achievement goal of 27.57% for each of the NEOs.

Redevelopment Investment and Returns, and Transactions That Improve Aimco’s Portfolio Quality (10% of KPI). The primary objective of this goal was to fulfill Aimco’s strategic objectives for redevelopment and portfolio management, two of Aimco’s five areas of strategic focus. Large and/or complex redevelopment and development projects provided increased weighting toward the total goal weighting of 10%, with smaller scale projects provided lower weighting toward the total goal weighting. Achievement for each project was determined with reference to the 2018 budgeted investment and scope for the project, and was based on the extent to which the project work was completed on time and within budget, as well as whether expected returns on investment were achieved. For 2018, Aimco invested $176 million in redevelopment projects. Aimco completed construction at Park Towne Place in Center City Philadelphia and at Saybrook Pointe in San Jose; the two projects are on track to create nearly $70 million of value for Aimco stockholders. Aimco made solid progress on its other projects. The project work was on time and within budget. Leasing in 2018 achieved average rents at or above underwriting. Additionally, Aimco purchased: Bent Tree, a 748-apartment home community in Fairfax County, Virginia, for $160 million; four Philadelphia communities, including 665 apartment homes and 153,000 square feet of office and retail space, for $308 million; and Avery Row, a 67-apartment home community in Arlington, Virginia. Aimco sold for $590 million its Asset Management business and four affordable communities located in the Hunters Point area of San Francisco, completing its exit of the affordable business, and sold for $170 million Chestnut Hill Village, an 821-apartment home community located in North Philadelphia. Aimco used proceeds from the two sales to fund previously completed acquisitions, effectively completing the paired trades. The acquisition communities have expected Free Cash Flow internal rates of return approximately 400 basis points higher than those of the disposition communities. The sale of Chestnut Hill Village rebalanced Aimco’s capital allocation from a lower-rated apartment community in north Philadelphia to communities in the more desirable Center City and University City submarkets. This resulted in a payout of 20.00% for each of the NEOs.

Leverage Ratios and Other Balance Sheet Activities Adding Financial Flexibility (5% of KPI). The primary objective of this goal was to fulfill Aimco’s strategic objective of limiting risk through our balance sheet structure. Achievement was based on the ratio of Debt and Preferred Equity to Adjusted EBITDA and balance sheet activities that added financial flexibility. Aimco’s ratio of Debt and Preferred Equity to Adjusted EBITDA for 2018 was 7.2x. Additionally, Aimco reduced 2019-2021 property loan maturities by more than 50%, lowering exposure to possible interest rate increases, providing annual interest savings of $13M, and increasing financial flexibility by adding nearly $1B to its pool of properties that are not encumbered by debt. This resulted in a payout on the balance sheet goal of 10.00% for each of the NEOs.

Team Member Engagement Scores (5% of KPI). The primary objective of this goal was to fulfill Aimco’s strategic objective of producing a strong, stable team that is the enduring foundation of Aimco success. Every team member is surveyed via a third-party, confidential survey on his or her annual anniversary of employment. The team member engagement score consists of the average of the responses to the questions that comprise the engagement index, on a scale of 1 to 5, for all team members who complete the survey during the year. For 2018 compensation, the range for team member engagement scores was as follows: “Threshold” equated to 4.00; “Target” equated to 4.20; and “Maximum” equated to 4.75. For 2018, Aimco’s team member engagement score was 4.12, resulting in a payout of 4.00% for each of the NEOs.

On-Site Team Engagement, Retention, and Efficiency (5% of KPI). The primary objective of this goal was to maintain a highly engaged, stable workforce at our communities, enhanced by innovations in efficiency, all of which further Aimco’s strategic objective of producing predictable and growing returns from property operations. Achievement was based on on-site team engagement scores, team member retention ratios, and efficiency gains. Aimco’s on-site team member engagement score was 4.11 out of 5. On-site voluntary turnover was up 6% year-over-year. Aimco made further efficiency gains in 2018. This resulted in a payout on the on-site engagement, retention, and efficiency goal of 4.00% for each of the NEOs.

AFFO Per Share (50% of KPI). The primary objective of the AFFO goal was to increase Aimco’s current period financial result. Funds from Operations (“FFO”) is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“Nareit”) defines as net income computed in accordance with GAAP, excluding: depreciation and amortization related to real estate; gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; and income taxes, current or deferred, directly associated with a gain or loss on sale of real estate; and after adjustments for Aimco’s share of unconsolidated partnerships and joint ventures. Aimco computes FFO in accordance with the guidance set forth by Nareit. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts. Preferred equity redemption related amounts (gains or losses) are items that periodically affect net income attributable to Aimco common stockholders computed in accordance with GAAP. Aimco excludes preferred equity redemption related amounts (gains or losses) from its computation of Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by capital replacements (a proxy for economic depreciation and also adjusted for non-controlling interests) and is Aimco’s primary measure of current period performance.

For 2018 compensation, outperformance to the 2018 budget was required to achieve any payout on the AFFO goal. The range for the AFFO goal, as updated following Aimco’s sale of its Asset Management business and four affordable communities in the third quarter of 2018, was set as follows: “Threshold” equated to $2.14 per share; “Target” equated to $2.15 per share; and “Maximum” equated to $2.27 per share. Aimco’s AFFO was $2.15 per share.2 This resulted in a payout on the AFFO per share goal of 71.67% for each of the NEOs.

Due to Aimco’s achievement of certain goals and outperformance on others, Aimco’s overall KPI performance was 137.24%. Accordingly, each executive officer was awarded 137.24% of the portion of his or her target STI attributable to KPI.

Various of the key financial indicators we use in managing our business and in evaluating our financial condition and operating performance are non-GAAP measures. Key non-GAAP measures we use are defined, described and, where appropriate, reconciled to the most comparable financial measures computed in accordance with GAAP under the Non-GAAP Measures heading within Part II, Item 7 in our Annual Report on Form 10-K for the year ended December 31, 2018.

Long-Term Incentive Compensation Awards for 2018

Under the 2018 LTI program, 100% of the LTI award for the CEO, and two-thirds of the LTI awards for Messrs. Beldin and Kimmel and Ms. Cohn, are performance-based, or at risk, and measured on a forward looking, three-year performance period. The remaining one-third of the LTI awards granted to Messrs. Beldin and Kimmel and Ms. Cohn in 2018 are time-based, with 25% of the grants vesting on each anniversary of the grant date in the case of Mr. Kimmel and Ms. Cohn, and 100% of the time-based grant vesting on the fourth anniversary of the grant date in the case of Mr. Beldin. In his role as Chief Investment Officer, a significant portion of Mr. Bezzant’s compensation is tied to the closing of investment transactions; accordingly, LTI comprises a materially smaller percentage of his target compensation as compared to the other NEOs, and is entirely time-based, with 25% of the LTI award granted to Mr. Bezzant in 2018 vesting on each anniversary of the grant date.

2018 CEO LTI Equity Mix	2018 Other NEOs[3] LTI Equity Mix

2 See Footnote 1 on page 36.

3 Excludes Mr. Bezzant, whose LTI is entirely time-based.

The relative metrics under the performance-based LTI awards granted in 2018 are as follows:

Metric and Performance Level (1) (relative performance stated as basis points above or below index performance)(2)
	Threshold	Target	Maximum
Relative to NAREIT Apartment Index	-250 bps	+50 bps	+400 bps
Relative to MSCI US REIT Index	-350 bps	+50 bps	+500 bps

(1)	The relative metrics above reflect the metrics used for the awards made in 2018 for the performance period ending on December 31, 2020.

(2)	If absolute TSR were negative, any portion of the LTI award achieved above target would not vest until absolute TSR is once again positive.

Threshold performance was set to pay out at 50%; target performance was set to pay out at 100%; and maximum performance was set to pay out at 200%. Performance below threshold will result in no payout. If performance is between threshold and target or between target and maximum, the amount of the payout will be interpolated. The performance-based portion of the LTI awards for Messrs. Considine, Beldin and Kimmel and Ms. Cohn (i.e., the entire LTI award in the case of Mr. Considine, and two-thirds of the LTI award in the case of Messrs. Beldin and Kimmel and Ms. Cohn) will be determined solely according to the relative TSR metrics set forth above.

The LTI awards made in 2018 have a forward looking, three-year performance period, with grants vesting 50% following the end of the three-year performance period (based on attainment of TSR targets), and 50% one year later, for a four-year plan from start to finish, illustrated below.

LTI awards for 2018 were granted on January 30, 2018, in the form of restricted stock and long-term incentive units in our operating partnership (the “LTIP units”). The share award agreements to which the performance-based restricted shares were granted do not provide for the payment of dividends until the shares are earned. Dividends accrue during the performance period.

For the purpose of calculating the number of shares of restricted stock to be granted to each of Messrs. Beldin and Kimmel and Ms. Cohn, the dollar amount allocated to restricted stock was divided by $41.77 per share, which was the average of the closing trading prices of Aimco’s Common Stock on the five trading days up to and including the grant date. The five-day average was used to mute the effect of any single day spikes or declines. For the purpose of calculating the number of shares subject to the LTIP units to be granted to Mr. Considine, with respect to 50% of Mr. Considine’s LTIP units, which are full-value awards, the dollar amount was divided by $41.77 per share, which was the average of the closing trading prices of Aimco’s Common Stock on the five trading days up to and including the grant date. With respect to the other 50% of Mr. Considine’s LTIP units, which are appreciation awards, the dollar amount was divided by $8.29, which price was calculated by a third party financial firm with particular expertise in the valuation of such LTIP units; the LTIP units have a conversion price of $40.95, which is equal to the fair market value of Aimco’s Common Stock on January 30, 2018 (pursuant to the 2015 Plan, “fair market value” is defined as the closing price of Aimco’s Common Stock on the grant date).

NEO Compensation for 2018

CEO Compensation. Mr. Considine’s STI for 2018 was based entirely on Aimco’s performance against the six designated corporate goals. Mr. Considine’s STI was calculated by multiplying his STI target of $1.5 million by 137.24%, which was the Committee’s payout determination having reviewed Aimco’s overall performance on the six corporate goals. Mr. Considine’s LTI was granted in the form of LTIP units on January 30, 2018, for the three-year performance period from January 1, 2018, through December 31, 2020, and is entirely at risk, based on relative returns over the performance period. Mr. Considine’s 2018 target compensation and incentive compensation is summarized as follows:

Target Total Compensation ($)	Paid Base ($)	Target Total Incentive Compensation		2018 Incentive Compensation
				STI	LTI
				($) (1)	Time-Based Equity ($)	Performance-Based Equity – LTIP Units ($) (2)
		STI ($)	LTI ($)
6,225,000	700,000	1,500,000	4,025,000	2,058,600	—	4,025,000

(1)	Amount shown reflects the amount of 2018 STI paid to Mr. Considine.
(2)

Amount shown reflects a 100% payout that would result from achieving “target” performance. Actual payout may range from 0% to 200% of this amount depending on performance results over the forward looking, three-year performance period ending December 31, 2020. The number of units that are earned, if any, will vest with respect to 50% following the end of the three-year performance period and 50% one year later, for a four-year vesting period.

Other NEO Compensation. As noted above, for Messrs. Beldin, Bezzant, and Kimmel and Ms. Cohn, an allocation of the target STI was made as follows: 75% of the target STI was calculated based on Aimco’s performance against KPI and 25% of the target STI was calculated based on each executive’s achievement of his or her individual MAP goals. As noted above, Aimco’s KPI performance was 137.24%. Accordingly, each executive officer was awarded 137.24% of the portion of his or her STI attributable to KPI (i.e., 75% of the target STI amount shown below).

In determining the MAP achievement component of 2018 STI, Mr. Considine determined that: Mr. Beldin’s MAP achievement would be paid at 100% of target for his contributions to finance, accounting, and information technology, and to Aimco’s balance sheet; Mr. Bezzant’s MAP achievement would be paid at 100% of target for his contributions to portfolio quality; Ms. Cohn’s MAP achievement would be paid at 125% for her leadership over legal matters, insurance, risk management, asset quality and service, commercial/ancillary income, compliance, and human resources; and Mr. Kimmel’s MAP achievement would be paid at 150% for his contributions to Aimco’s operating results, including peer-leading NOI margin and strong results in customer satisfaction and retention. The Committee reviewed Mr. Considine’s determinations. As described in detail beginning on page 38, LTI for the other NEOs was granted on January 30, 2018, in the form of restricted stock. Target compensation and incentive compensation for 2018 for the other NEOs is summarized as follows:

					2018 Incentive Compensation ($)
			Target Total		STI	LTI
			Incentive Compensation		($) (1)	Time-Based Equity ($) (2)	Performance- Based Equity – Restricted Stock ($) (3)
	Target Total Compensation ($)	Paid Base ($)	STI ($)	LTI ($)
Mr. Beldin	1,650,000	450,000	450,000	750,000	575,685	250,000	500,000
Mr. Bezzant	1,083,333	450,000	400,000	233,333	1,351,720	233,333	—
Ms. Cohn	2,000,000	450,000	500,000	1,050,000	670,900	350,000	700,000
Mr. Kimmel	1,500,000	450,000	325,000	725,000	456,398	241,667	483,333

(1)

Amounts shown reflect the 2018 STI paid to each of Messrs. Beldin and Kimmel and Ms. Cohn. For Mr. Bezzant, the amount shown includes $511,720 representing 2018 STI and $840,000 representing an incentive payment for Mr. Bezzant’s work in negotiating and closing the sale of Aimco’s Asset Management business and four affordable apartment communities in San Francisco, CA, completing the Company’s exit of the affordable housing line of business.

(2)

Comprises one-third of the LTI target for each of Messrs. Beldin and Kimmel and Ms. Cohn, or the entire LTI target for Mr. Bezzant. The LTI award vests ratably over four years for each of Messrs. Kimmel and Bezzant and Ms. Cohn, or vests in full on the fourth anniversary of the grant date for Mr. Beldin, and is for the purpose of attracting and retaining key talent integral to the success of Aimco.

(3)

Comprises two-thirds of the LTI target for each of Messrs. Beldin and Kimmel and Ms. Cohn. Amounts shown reflect a 100% payout of the performance-based shares resulting from achieving “target” performance. Actual payouts will be in a range of 0% to 200% of these amounts, depending on performance results for the three-year performance period from January 1, 2018, through December 31, 2020.

Determination Regarding 2016 Performance Share Awards. As part of the 2016 LTI program, the Company granted performance-share awards that might be earned based on relative TSR as compared to the NAREIT Apartment Index (60% weighting) and the REIT Index (40% weighting) over a three-year performance period ending on December 31, 2018, with awards vesting 50% following the end of the three-year performance period (based on attainment of TSR targets) and 50% one year later, for a four-year plan from start to finish. On January 29, 2019, the Committee determined that Aimco’s three-year TSR was 1,170 basis points higher than the NAREIT Apartment Index and 1,330 basis points higher than the REIT Index for the three-year performance period ending on December 31, 2018, resulting in the maximum number of shares being earned at 200% of target. Mr. Bezzant’s 2016 performance-share award had two components. Fifty percent of Mr. Bezzant’s performance share award was determined according to the relative TSR metrics set forth above, and fifty percent was determined according to success against development objectives. On January 29, 2019, the Committee determined that the development objectives had been achieved at target performance, resulting in the target number of shares being earned, for an overall payout on Mr. Bezzant’s performance-share award of 150% of target. Accordingly, for the NEOs, 50% of the earned shares vested on January 26, 2019, and the remaining 50% of the earned shares will vest on January 26, 2020.

Other Compensation

From time to time, Aimco determines to provide executive officers with additional compensation in the form of discretionary cash or equity awards. Aimco did not provide any such awards to the NEOs in 2018.

Post-Employment Compensation and Employment and Severance Arrangements

401(k) Plan

Aimco provides a 401(k) plan that is offered to all Aimco team members. In 2018, Aimco matched 25% of participant contributions to the extent of the first 4% of the participant’s eligible compensation. For 2018, the maximum match by Aimco was $2,750, which was the amount that Aimco matched for each of Messrs. Considine, Beldin, Bezzant, and Kimmel and Ms. Cohn’s 2018 401(k) contributions. Aimco provided an additional discretionary match in the amount of $1,000 to all team members in 2019 for Aimco’s achievement of greater than 125% on its 2018 corporate goals. Aimco’s prior year discretionary match was $400.

Other than the 401(k) plan, Aimco does not provide post-employment benefits. Aimco does not have a pension plan, a supplemental executive retirement plan or any other similar arrangements.

Executive Employment Arrangements

Replacement of Legacy Employment Agreement. On December 29, 2008, Aimco entered into an employment agreement with Mr. Considine (the “2008 Employment Agreement”). On December 21, 2017, Aimco entered into an employment agreement with Mr. Considine (the “2017 Employment Agreement”) to replace the 2008 Employment Agreement. The 2017 Employment Agreement was entered into to reflect current practice and update the terms of Mr. Considine’s employment with the Company. In connection with the execution of the 2017 Employment Agreement, Mr. Considine did not receive any additional equity awards or signing bonus. The Committee evaluated the terms of the 2017 Employment Agreement in comparison to those of the CEOs of Aimco’s peers and other comparable companies.

2017 Employment Agreement. The 2017 employment agreement is for a two-year term. The 2017 Employment Agreement provides for a base salary of $700,000, subject to future increase. Mr. Considine also continues to be eligible to participate in the Company’s performance-based incentive compensation plan with a target annual short-term incentive award opportunity of not less than $1.4 million (the “Target STI”), and a target long-term incentive award opportunity of not less than $4.025 million, both subject to future increase.

Pursuant to the 2017 Employment Agreement, upon termination of Mr. Considine’s employment by Aimco without cause, by Mr. Considine for good reason, or upon a termination for reason of disability, Mr. Considine is generally entitled to: (a) a lump sum cash payment equal to the sum of (i) three times the sum of his base salary at the time of termination, and (ii) the Target STI; (b) any short-term incentive bonus earned but unpaid for a prior fiscal year (the “Prior Year STI”); (c) a pro-rata portion of the short-term incentive bonus he would have earned for the year in which the termination occurs, based on the actual achievement of the applicable performance targets (the “Pro Rata STI”); and (d) immediate and full acceleration of any outstanding unvested equity awards, with all outstanding stock options (including options previously vested) remaining exercisable until the expiration of the applicable option term. In the event of Mr. Considine’s retirement, Mr. Considine will be entitled to: (a) the Prior Year STI; (b) the Pro Rata STI; and (c) accelerated vesting of outstanding and unvested equity awards, if any, that vest solely on a time basis and continued vesting of all outstanding unvested equity awards that vest based on the achievement of performance targets according to actual achievement of the applicable performance targets. If Mr. Considine’s employment is terminated due to his death, Mr. Considine’s estate will receive payment of any earned but unpaid base salary and vested accrued benefits, the Prior Year STI, and the Pro Rata STI, and all outstanding equity awards will become immediately and fully vested and be treated in accordance with the terms of the applicable award agreement.

Under the 2017 Employment Agreement, Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control.

In the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be either (a) delivered in full, or (b) delivered as to such lesser extent that would result in no portion of such payments being subject to the excise tax, whichever results in the receipt by Mr. Considine of the greater amount on an after-tax basis.

The 2017 Employment Agreement also contains customary confidentiality provisions, a limited mutual non-disparagement provision, and non-competition, non-solicitation and no-hire provisions.

None of Messrs. Beldin, Bezzant, or Kimmel or Ms. Cohn has an employment agreement.

Executive Severance Arrangements

Aimco has an executive severance policy that provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. It has been Aimco’s longstanding practice not to provide excessive severance arrangements.

Executive Severance Policy. On February 22, 2018, the Committee adopted the Apartment Investment and Management Company Executive Severance Policy (the “Executive Severance Policy”). The Executive Severance Policy supersedes and replaces any employment agreement or other plan, policy or practice involving the payment of severance benefits to participants under the Executive Severance Policy. The Company’s Executive Vice Presidents, as determined on the records of the Company and any other entities through which the operations of the Company are conducted, are eligible to participate in the Executive Severance Policy. Each of Messrs. Beldin, Bezzant, and Kimmel and Ms. Cohn are participants under the Executive Severance Policy; however, the Chief Executive Officer, Mr. Considine, is not a participant under the Executive Severance Policy.

The Executive Severance Policy provides that if the Company terminates a participant’s employment without “Cause,” or if the participant terminates his or her employment for “Good Reason” (each as defined in the Executive Severance Policy), then the participant will be eligible to receive the following benefits:

•

a lump sum payment equal to the sum of (i) the annual base salary for the calendar year of the date of termination, and (ii) the average annual bonus paid to the participant in the most recent three (3) years; and

•	18 months of continued health benefits coverage at the Company’s expense.

The vesting and exercise of any equity awards held by a participant on the date of termination will be determined in accordance with the applicable incentive plan and award agreement.

Pursuant to the terms of the Executive Severance Policy, if the Company terminates a participant’s employment without Cause, or if the participant terminates his or her employment for Good Reason, in either case, within the period commencing six months prior to and ending twelve months following a “Change in Control” (as defined in the Executive Severance Policy), then in lieu of the severance benefits described above the participant will be eligible to receive the following benefits:

•

a lump sum payment equal to two (2) times the sum of (i) the annual base salary for the calendar year of the date of termination, and (ii) the average annual bonus paid to the Eligible Executive in the most recent three (3) years;

•	18 months of continued health benefits coverage at the Company’s expense; and
•	100% accelerated vesting of any unvested equity awards then-held by the participant.

The Executive Severance Policy provides that if the employment of the participant is terminated by reason of the participant’s death or disability, then the participant will be eligible to receive a pro-rated bonus for the year of termination. In addition, the vesting and exercise of any equity awards held by the participant at the time of his or her death or disability will be determined in accordance with the applicable incentive plan and award agreement.

In the event that any payment or benefit payable to a participant under the Executive Severance Policy would result in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Internal Revenue Code, then such payments and benefits will either be made and/or provided in full or will be reduced such that the excise tax under Section 280G is not applicable, whichever is least economically disadvantageous to the participant. The Executive Severance Policy does not provide for any excise tax or other tax “gross-up” payment.

All severance payments and benefits under the Executive Severance Policy are subject to applicable withholding obligations, the participant’s execution and non-revocation of a release of claims, and compliance with certain non-competition, non-disclosure and non-solicitation covenants set forth in a restrictive covenant agreement that is appropriate for the participant’s position.

The Executive Severance Policy will remain in effect, subject to amendment, until terminated by the Board. The Board may terminate or amend the Executive Severance Policy at any time, so long as at least ninety days’ prior notice is provided to any participant if the termination or amendment of the Executive Severance Policy would materially or adversely affect the rights of the participant.

Non-Competition and Non-Solicitation Agreements

Effective in January 2002 for Mr. Considine, and in connection with their employment and/or promotions by Aimco for Messrs. Beldin, Bezzant, and Kimmel and Ms. Cohn, Aimco entered into certain non-competition and non-solicitation agreements with each executive. Mr. Considine’s 2002 non-competition and non-solicitation agreement was replaced by his 2008 Employment Agreement. Pursuant to these agreements, each of these NEOs agreed that during the term of his or her employment with the Company and for a period of two years following the termination of his or her employment, except in circumstances where there was a change in control of the Company, he or she would not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employment, or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further required that the NEOs protect Aimco’s trade secrets and confidential information. For Messrs. Beldin, Bezzant, and Kimmel and Ms. Cohn, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, each such executive will receive, for a period not to extend beyond the earlier of 24 months following such termination or the date of acceptance of employment with a non-competitor, (i) non-compete payments in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds (2/3) of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) conviction, plea of guilty, or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.

Equity Award Agreements

Double Trigger Vesting Upon Change in Control. The award agreements pursuant to which restricted stock, LTIP unit and/or stock option awards have been granted to Messrs. Considine, Beldin, Bezzant, and Kimmel and Ms. Cohn, as applicable, provide that if (i) a change in control occurs and (ii) the executive’s employment with the Company is terminated either by the Company without cause or by the executive for good reason, in either case, within twelve months following the change in control, then (a) for time-based options and/or restricted stock, all outstanding shares of restricted stock and/or unvested stock options shall become immediately and fully vested and exercisable, and all vested options will remain exercisable for the remainder of the term of the option, and (b) for performance-based options, restricted stock and/or LTIP unit awards, shares, unvested options and/or units will vest based on the higher of actual or target performance through the truncated performance period ending on the date of the change in control, and all vested options will remain exercisable for the remainder of the term of the option.

Accelerated Vesting Upon Termination of Employment Due to Death or Disability. Pursuant to the 2017 Employment Agreement, as set forth above, if Mr. Considine’s employment is terminated due to his death or disability, and all outstanding equity awards will become immediately and fully vested and be treated in accordance with the terms of the applicable award agreement. The award agreements pursuant to which restricted stock, LTIP unit and/or stock option awards have been granted to Messrs. Considine, Beldin, Bezzant, and Kimmel and Ms. Cohn, as applicable, provide that upon a termination of employment due to death or disability, then (a) for time-based options and/or restricted stock, all outstanding shares of restricted stock and/or unvested stock options shall become immediately and fully vested and exercisable, and all vested options will remain exercisable for the remainder of the term of the option, and (b) for performance-based options, restricted stock and/or LTIP unit awards, shares, unvested options and/or units will vest based on the higher of actual or target performance through the date of termination, and all vested options will remain exercisable for the remainder of the term of the option.

Other Benefits; Perquisite Philosophy

Aimco’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. Aimco does not provide executives with more than minimal perquisites, such as reserved parking places.

Stock Ownership Guidelines and Required Holding Periods After Vesting

Aimco believes that it is in the best interest of Aimco’s stockholders for Aimco’s executive officers to own Aimco stock. Every year, the Committee and Mr. Considine review Aimco’s stock ownership guidelines, each executive officer’s holdings in light of the stock ownership guidelines, and each executive officer’s accumulated realized and unrealized stock option and restricted stock gains.

Equity ownership guidelines for all executive officers are determined as a minimum of the lesser of a multiple of the executive’s base salary or a fixed number of shares. The Committee and management have established the following stock ownership guidelines for Aimco’s executive officers:

Officer Position	Ownership Target
Chief Executive Officer	Lesser of 5x base salary or 150,000 shares
Chief Financial Officer	Lesser of 5x base salary or 75,000 shares
Other Executive Vice Presidents	Lesser of 4x base salary or 25,000 shares

Any executive who has not satisfied the stock ownership guidelines must, until the stock ownership guidelines are satisfied, hold 50% of after tax shares of restricted stock for at least three years from the date of vesting, and hold 50% of shares acquired upon option exercises (50% calculated after exercise price plus taxes) for at least three years from the date of exercise.

Each of Messrs. Considine, Beldin, Bezzant, and Kimmel and Ms. Cohn exceeded the ownership targets established in Aimco’s stock ownership guidelines as of January 29, 2019.

Role of Outside Consultants

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In 2018, the Committee engaged Board Advisory as its independent compensation consultant. At the direction of the Committee, Board Advisory coordinated and consulted with Ms. Cohn and Ms. Johnson regarding executive compensation matters. Board Advisory provided the Committee with an independent view of both market data and plan design. Aimco management has engaged FPL Associates, L.P. (“FPL”) to review Aimco’s executive compensation plan. Neither Board Advisory nor FPL provided other services to the Company. The Committee has assessed the independence of Board Advisory and FPL pursuant to SEC rules and has concluded that they are independent.

Base Salary, Incentive Compensation, and Equity Grant Practices

Base salary adjustments typically take effect on January 1. The Committee (for Mr. Considine), and Mr. Considine, in consultation with the Committee (for the other executive officers), determine incentive compensation in late January or early February. STI is typically paid in February or March. LTI is granted on a date determined by the Committee, typically in late January or early February.

Aimco grants equity in three scenarios: in connection with incentive compensation, as discussed above; in connection with certain new-hire or promotion packages; and for purposes of retention.

With respect to LTI, the Committee sets the grant date for the restricted stock, LTIP unit, and stock option grants. The Committee sets grant dates at the time of its final compensation determination, generally in late January or early February. The date of determination and date of award are not selected based on share price. In the case of new-hire packages that include equity awards, grants are made on the employee’s start date or on a date designated in advance based on the passage of a specific number of days after the employee’s start date. For non-executive officers, as provided for in the 2015 Plan, the Committee has delegated the authority to make equity awards, up to certain limits, to the Chief Financial Officer (Mr. Beldin) and/or Corporate Secretary (Ms. Cohn). The Committee and Mr. Beldin and Ms. Cohn time grants without regard to the share price or the timing of the release of material non-public information and do not time grants for the purpose of affecting the value of executive compensation.

2019 Compensation Targets

Based on comparison to compensation paid to CEOs at Aimco’s peers, the Committee set Mr. Considine’s target total compensation (base compensation, STI and LTI) for 2019 at $6.725 million. Mr. Considine, in consultation with the Committee, set target total compensation (base compensation, STI and LTI) for 2019 for the other NEOs as follows: Mr. Beldin — $1.07 million; Mr. Bezzant — $0.45 million plus additional incentive awards that he may become entitled to as determined in the future; Ms. Cohn — $2.1 million; and Mr. Kimmel — $1.6 million. Aimco performance will determine the amounts paid for 2019 STI and the portion of LTI awards that vest, and such amounts may be less than, or in excess of, these target amounts. STI will be paid in cash, and LTI granted in January 2019 was in the form of restricted stock, LTIP units and/or stock options.

Accounting Treatment and Tax Deductibility of Executive Compensation

The Committee generally considers the accounting treatment and tax implications of the compensation awarded or paid to our executives. Grants of equity compensation awards under our long-term incentive program are accounted for under FASB ASC Topic 718. Section 162(m) of the Internal Revenue Code was amended on December 22, 2017, by the Tax Cuts and Jobs Act (the “Tax Act”). Under the Tax Act, Section 162(m) will apply to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other employee of the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. The Tax Act also eliminated the performance-based compensation exception with respect to tax years beginning after December 31, 2017, but includes a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, and not materially modified after that date. The Company has awarded, and will continue to award, compensation as it considers appropriate that does not qualify for deductibility under Section 162(m).

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS

The Compensation and Human Resources Committee held five meetings during fiscal year 2018. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation and Human Resources Committee, the Compensation and Human Resources Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement to be delivered to stockholders.

Date: February 18, 2019

THOMAS L. KELTNER (CHAIRMAN)

J. LANDIS MARTIN

ROBERT A. MILLER

KATHLEEN M. NELSON

ANN SPERLING

MICHAEL A. STEIN

NINA A. TRAN

The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Aimco specifically incorporates the same by reference.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation attributable to the principal executive officer, principal financial officer, and the three other most highly compensated executives in 2018, for the years 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Terry Considine —
Chairman of the Board of Directors, President and Chief Executive Officer	2018	700,000	—	4,011,053(5)	—	2,058,600	3,750	6,773,403
	2017	700,000	—	2,102,139	2,012,510	1,532,860	3,100	6,350,609
	2016	600,000	—	2,013,191	1,912,506	1,469,640	3,650	5,998,987

Paul L. Beldin —
Executive Vice President and Chief Financial Officer	2018	450,000	—	744,437(6)	—	575,685	3,750	1,773,872
	2017	400,000	—	720,919	50,002	418,980	3,100	1,593,001
	2016	350,000	—	809,264	90,007	476,823	3,650	1,729,744

John E. Bezzant —
Executive Vice President and Chief Investment Officer	2018	450,000	—	412,572(7)	—	1,517,470	3,750	2,383,792
	2017	400,000	—	232,469	—	615,230	3,100	1,250,799
	2016	400,000	—	588,503	70,007	901,473	3,650	1,963,633

Lisa R. Cohn —
Executive Vice President, General Counsel and Secretary	2018	450,000	—	1,042,179(8)	—	670,900	3,750	2,166,829
	2017	400,000	—	1,031,164	—	586,225	3,100	2,020,489
	2016	400,000	—	783,826	—	681,175	3,650	1,868,651

Keith M. Kimmel —
Executive Vice President of Property Operations	2018	450,000	—	719,605(9)	—	456,398	3,750	1,629,753
	2017	400,000	—	747,611	—	421,671	3,100	1,572,382
	2016	350,000	—	681,360	72,502	674,818	3,650	1,782,330

(1)

This column represents the aggregate grant date fair value of stock awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column for 2018, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2018.

The amounts shown in this column for 2018 include the grant date fair value of the performance-based restricted stock awards or LTIP unit awards, as applicable, granted in 2018 based on the probable outcome of the performance condition to which such awards are subject, which was calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718. Based on the foregoing, the grant date fair value is $41.48 per LTIP unit as to 50% of Mr. Considine’s LTI award and $8.29 per LTIP unit as to 50% Mr. Considine’s LTI award, $41.71 per share for the performance-based restricted stock awards granted to each of Messrs. Beldin and Kimmel and Ms. Cohn that are based on relative TSR performance, and, solely with respect to Mr. Bezzant, $40.95 per share for a portion if his 2015 LTI award and a portion of his 2016 LTI award, each of which was comprised of performance-based restricted stock awards that were based on the achievement of development objectives for the performance year ending on December 31, 2017, and which were determined to be achieved by the Committee on January 30, 2018, and granted on that date. The grant date fair value of the LTIP unit award, assuming achievement at the maximum level of performance, is $7,971,034 for Mr. Considine. The grant date fair value of the performance-based restricted stock awards that are based on relative TSR performance, assuming achievement at the maximum level of performance, is $980,425 for Mr. Beldin, $1,372,562 for Ms. Cohn, and $947,747 for

Mr. Kimmel. The grant date fair value of Mr. Bezzant’s performance-based restricted stock award that is based on the achievement of development objectives for the performance year ending on December 31, 2017, assuming achievement at the maximum level of performance, is $367,526 for Mr. Bezzant.

(2)	This column represents the aggregate grant date fair value of the option awards in the year granted computed in accordance with FASB ASC Topic 718.

(3)

For 2018, the amounts shown for Messrs. Considine, Beldin and Kimmel and Ms. Cohn represent the 2018 STI amounts that were paid on February 28, 2019. For Mr. Bezzant, the amount shown equals the sum of $511,720, representing the STI bonus that was paid to him on February 28, 2019, $840,000, representing an incentive payment in 2018 for Mr. Bezzant’s work in negotiating and closing the sale of Aimco’s Asset Management business and four affordable communities, completing the Company’s exit of the affordable housing line of business, and $165,750, representing a payout in 2018 pursuant to prior year long-term cash grants.

(4)	Represents discretionary matching contributions under Aimco’s 401(k) plan.

(5)

Equity awards for Mr. Considine in 2018 include a 2018 LTI award consisting of 290,944 LTIP units for the forward looking, three-year performance period from January 1, 2018 through December 31, 2020, with the number of units earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

(6)

Stock awards for Mr. Beldin in 2018 include a 2018 LTI award consisting of the following: (i) 5,986 shares of time-based restricted stock, vesting 100% on the fourth anniversary of the grant date; and (ii) 11,971 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2018, through December 31, 2020, with the number of shares or option shares earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

(7)

Stock awards for Mr. Bezzant in 2018 include a 2018 LTI award consisting of the following: (i) 5,587 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; and (ii) a portion of the 2015 LTI award relating to development objectives for the 2017 performance year consisting of 2,419 shares of performance-based restricted stock earned based on the achievement of development objectives for the forward looking, three-year performance period from January 1, 2015, through December 31, 2017, with the number of shares earned vesting 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date; and (iii) a portion of the 2016 LTI award relating to development objectives for the 2017 performance year consisting of 2,069 shares of performance-based restricted stock earned based on the achievement of development objectives for the forward looking, three-year performance period from January 1, 2016, through December 31, 2018, with the number of shares earned vesting 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

(8)

Stock awards for Ms. Cohn in 2018 include a 2018 LTI award consisting of the following: (i) 8,380 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; and (ii) 16,759 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2018, through December 31, 2020, with the number of shares earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

(9)

Stock awards for Mr. Kimmel in 2018 include a 2018 LTI award consisting of the following: (i) 5,786 shares of time-based restricted stock, vesting 25% on each anniversary of the grant date; and (ii) 11,572 shares of performance-based restricted stock for the forward looking, three-year performance period from January 1, 2018, through December 31, 2020, with the number of shares earned, if any, vesting 50% following the end of the three-year performance period and 50% one year later.

GRANTS OF PLAN-BASED AWARDS IN 2018

The following table provides details regarding plan-based awards granted to the NEOs during the year ended December 31, 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All other Option Awards Number of Securities Underlying Options			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Threshold (#)	Target (#)	Maximum (#)
Terry Considine	1/30/2018	750,000	1,500,000	3,000,000
	1/30/2018				24,091	48,181	96,362						1,998,548
	1/30/2018				121,382	242,763	485,526						2,012,505
Paul L. Beldin	1/30/2018	225,000	450,000	900,000
	1/30/2018							5,986					245,127
	1/30/2018				5,986	11,971	23,942						499,310
John E. Bezzant	1/30/2018	200,000	400,000	800,000
	1/30/2018							5,587					228,788
	1/30/2018				1,210	2,419	4,838						99,058
	1/30/2018				1,035	2,069	4,138						84,726
Lisa R. Cohn	1/30/2018	250,000	500,000	1,000,000				8,380					343,161
	1/30/2018				8,380	16,759	33,518						699,018
	1/30/2018
Keith M. Kimmel	1/30/2018	162,500	325,000	650,000				5,786					236,937
	1/30/2018				5,786	11,572	23,144						482,668

(1)

On January 30, 2018, the Committee made determinations of target total incentive compensation for 2018 based on achievement of Aimco’s six corporate goals for 2018, and achievement of specific individual objectives. Target total incentive compensation amounts were as follows: Mr. Considine — $5.525 million; Mr. Beldin — $1.2 million; Mr. Bezzant — $633,333; Ms. Cohn — $1.55 million; and Mr. Kimmel — $1.05 million. The awards in this column indicate the 2018 STI portion of these target total incentive amounts — at threshold, target and maximum performance levels. The actual 2018 STI awards earned by each of Messrs. Considine, Beldin, Bezzant, and Kimmel and Ms. Cohn are as disclosed in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See the discussion above under “CD&A — Total Compensation for 2018 — Short-Term Incentive Compensation for 2018.”

(2)

For each of Messrs. Considine, Beldin, and Kimmel and Ms. Cohn the amounts in this column include the number of shares underlying performance-based LTIP units (in the case of Mr. Considine) or performance-based restricted stock (in the case of Messrs. Beldin and Kimmel and Ms. Cohn) granted on January 30, 2018, pursuant to their 2018 LTI award that may be earned – at threshold, target and maximum performance levels – based on relative TSR (60% of each award is based on the Company’s TSR relative to the NAREIT Apartment Index and 40% of each award is based on the Company’s TSR relative to the REIT Index) over a three-year period from January 1, 2018 to December 31, 2020, with the number of units or shares earned, if any, vesting 50% on the later of the third anniversary of the grant date or the date on which performance is determined (but no later than March 15, 2021), and 50% on the fourth anniversary of the grant date. Solely with respect to Mr. Bezzant, the amounts shown in this column include (i) the portion of his 2015 LTI award comprised of performance-based restricted stock that may be earned — at threshold, target and maximum performance levels — based on the achievement of development objectives for the performance year ending on December 31, 2017, with the number of shares earned (as determined by the Committee on January 30, 2018) vesting 50% on February 12, 2018, and 50% on February 12, 2019; and (ii) the portion of his 2016 LTI award comprised of performance-based restricted stock that may be earned — at threshold, target and maximum performance levels — based on the achievement of development objectives for the performance year ending on December 31, 2017, with the number of shares earned (as determined by the Committee on January 30, 2018) vesting 50% on January 26, 2019, and 50% vesting on January 26, 2020.

(3)

The amounts in this column reflect the number of shares of time-based restricted stock granted pursuant to the 2018 LTI award, vesting 25% on each anniversary of the grant date, except in the case of Mr. Beldin, whose award will vest 100% on the fourth anniversary of the grant date. The number of shares of restricted stock was determined based on the average of the closing trading prices of Aimco’s Common Stock on the NYSE on the five trading days up to and including the grant date, or $41.77.

(4)

This column represents the aggregate grant date fair value of equity awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2018.

The amounts shown in this column include the grant date fair value of the performance-based restricted stock awards or LTIP unit awards, as applicable, based on the probable outcome of the performance condition to which such awards are subject, which was calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718. Based on the foregoing, the grant date fair value is $41.48 per LTIP unit as to 50% of Mr. Considine’s LTI award and $8.29 per LTIP unit as to the remaining 50% of Mr. Considine’s LTI award, $41.71 per share for the performance-based restricted stock awards granted to each of Messrs. Beldin and Kimmel and Ms. Cohn that are based on relative TSR performance, and, solely with respect to Mr. Bezzant, $40.95 per share for the performance-based restricted stock awards that are based on the achievement of development objectives for the performance year ending on December 31, 2017. The grant date fair value of the LTIP unit award, assuming achievement at the maximum level of performance, is $7,971,034 for Mr. Considine. The grant date fair value of the performance-based restricted stock awards that are based on relative TSR performance, assuming achievement at the maximum level of performance, is $980,425 for Mr. Beldin, $1,372,562 for Ms. Cohn, and $947,747 for Mr. Kimmel. The grant date fair value of the performance-based restricted stock award that is based on the achievement of development objectives for the performance year ending on December 31, 2017, assuming achievement at the maximum level of performance, is $367,526 for Mr. Bezzant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2018, for the NEOs. The table also shows unvested and unearned stock awards assuming a market value of $43.88 per share (the closing market price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2018).

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Terry Considine					176,691	(2)	44.07	1/31/2027				581,888	(3)	4,939,661
					384,809	(4)	38.73	1/26/2026				45,491	(5)	1,996,145
	178,897	(6)	59,633	(6)			39.05	2/12/2025	101,702	(7)	4,462,684
									86,163	(8)	3,780,811
									10,771	(9)	472,631

Paul L. Beldin					4,390	(10)	44.07	1/31/2027				23,942	(11)	1,050,575
					18,109	(12)	38.73	1/26/2026				10,172	(13)	446,347
	3,644	(14)					8.92	2/3/2019	16,485	(15)	723,362
									5,986	(16)	262,666
									4,239	(17)	186,007
									3,576	(18)	156,915
									2,659	(19)	116,677
									842	(9)	36,947

John E. Bezzant					14,085	(4)	38.73	1/26/2026	8,686	(7)	381,142
									6,205	(20)	272,275
									4,837	(21)	212,226
									7,256	(8)	318,393
									5,587	(22)	245,158
									3,957	(23)	173,633
									3,103	(24)	136,160
									907	(9)	39,799
									1,512	(9)	66,347

Lisa R. Cohn												33,518	(11)	1,470,770
												15,070	(25)	661,272
									26,589	(7)	1,166,725
									14,512	(8)	636,787
									8,380	(22)	367,714
									5,652	(23)	248,010
									3,324	(24)	145,857
									907	(9)	39,799
									3,969	(9)	174,160

Keith M. Kimmel					14,588	(4)	38.73	1/26/2026				23,144	(11)	1,015,559
												10,926	(25)	479,433
									21,848	(7)	958,690
									8,811	(8)	386,627
									5,786	(22)	253,890
									4,098	(23)	179,820
									3,213	(24)	140,986
									551	(9)	24,178
									2,041	(9)	89,559

(1)

Amounts reflect the number of shares subject to the award that have not vested multiplied by the market value of $43.88 per share, which was the closing market price of Aimco’s Common Stock on December 31, 2018.

(2)

This option was granted on January 31, 2017, and, subject to relative TSR metrics set forth earlier in this proxy, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at target.

(3)

This LTIP unit award was granted on January 30, 2018, and, subject to relative TSR metrics set forth earlier in this proxy, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at maximum.

(4)

This option was granted on January 26, 2016. The amount shown in the table represents the portion of the award that was earned based on our relative TSR performance for the three-year performance period from January 1, 2016, through December 31, 2018, of which 50% vested on January 26, 2019, and the remaining 50% will vest on January 26, 2020, as described earlier in this proxy.

(5)

This LTIP unit award was granted on January 31, 2017, and, subject to relative TSR metrics set forth earlier in this proxy, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at target.

(6)	This option was granted on February 12, 2015, and vests 25% on each anniversary of the grant date.
(7)

This performance-based restricted stock award was granted on January 26, 2016. The amount shown in the table represents the portion of the award that was earned based on our relative TSR performance for the three-year performance period from January 1, 2016, through December 31, 2018, of which 50% vested on January 26, 2019, and the remaining 50% will vest on January 26, 2020, as described earlier in this proxy.

(8)

This performance-based restricted stock award was granted on February 12, 2015. The amount shown in the table represents the portion of the award that was earned based on our relative TSR performance for the three-year performance period from January 1, 2015, through December 31, 2017, and had not yet vested as of December 31, 2018. Fifty percent vested on February 12, 2018, and the remaining 50% vested on February 12, 2019.

(9)	This restricted stock award was granted on February 12, 2015, and vests 25% on each anniversary of the grant date.
(10)

This option was granted on January 31, 2017, and, subject to relative TSR metrics set forth earlier in this proxy, vests 50% following the end of the three-year forward looking performance period and 50% on the fifth anniversary of the grant date. The amount shown in the table is the award at target.

(11)

This restricted stock award was granted on January 30, 2018, and, subject to relative TSR metrics, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at maximum.

(12)

This option was granted on January 26, 2016. The amount shown in the table represents the portion of the award that was earned based on our relative TSR performance for the three-year performance period from January 1, 2016, through December 31, 2018, as described earlier in this proxy, of which 50% vested on January 26, 2019, 37.5% vests on January 26, 2020, and 12.5% vests on January 26, 2022.

(13)

This performance-based restricted stock award was granted on January 31, 2017, and, subject to relative TSR metrics set forth earlier in this proxy, vests 50% following the end of the three-year forward looking performance period 50% on the fifth anniversary of the grant date. The amount shown in the table is the award at target.

(14)	This option was granted for the purchase of 3,644 shares at an exercise price of $8.92 per share and vested 25% on each anniversary of the grant date of February 3, 2009.
(15)

This restricted stock award was granted on January 26, 2016. The amount shown in the table represents the portion of the award that was earned based on our relative TSR performance for the three-year performance period from January 1, 2016, through December 31, 2018, as described earlier in this proxy, of which 50% vested on January 26, 2019, 37.5% vests on January 26, 2020, and 12.5% vests on January 26, 2022.

(16)	This restricted stock award was granted on January 30, 2018, and vests 100% on the fourth anniversary of the grant date.
(17)	This restricted stock award was granted on January 31, 2017, and vests 25% on the first anniversary of the grant date and 75% on the fifth anniversary of the grant date.
(18)

This restricted stock award was granted on January 26, 2016, and vests 25% on each of the first, second, and third anniversaries of the grant date and 12.5% on each of the fourth and fifth anniversaries of the grant date.

(19)	This restricted stock award was granted on January 26, 2016, and vests 25% on each the first and second anniversaries of the grant date and 50% on the sixth anniversary of the grant date.
(20)

This performance-based restricted stock award was granted on January 26, 2016, with vesting determined according to achievement of development-related objectives for the performance period beginning January 1, 2016, through December 31, 2018. The amount shown is the actual amount achieved for the three-year performance period, of which 50% vested on January 26, 2019, and the remaining 50% will vest on January 26, 2020.

(21)

This performance-based restricted stock award was granted on February 12, 2015, with vesting determined according to achievement of development-related objectives for the performance period beginning January 1, 2015, through December 31, 2017. The amount shown is the actual amount achieved for the three-year performance period and had not yet vested as of December 31, 2018. Fifty percent vested on February 12, 2018, and the remaining 50% vested on February 12, 2019.

(22)	This restricted stock award was granted on January 30, 2018, and vests 25% on each anniversary of the grant date.
(23)	This restricted stock award was granted on January 31, 2017, and vests 25% on each anniversary of the grant date.
(24)	This restricted stock award was granted on January 26, 2016, and vests 25% on each anniversary of the grant date.
(25)

This performance-based restricted stock award was granted on January 31, 2017, and, subject to relative TSR metrics set forth earlier in this proxy, vests 50% following the end of the three-year forward looking performance period and 50% on the fourth anniversary of the grant date. The amount shown in the table is the award at target.

OPTION EXERCISES AND STOCK VESTED IN 2018

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2018, for the persons named in the Summary Compensation Table above.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Terry Considine	—	N/A	118,940	4,733,054
Paul L. Beldin	—	N/A	6,208	258,607
John E. Bezzant	—	N/A	18,927	755,412
Lisa R. Cohn	—	N/A	26,986	1,080,756
Keith M. Kimmel	—	N/A	19,434	788,030

(1)	Amounts reflect the market price of the stock on the day the shares of restricted stock vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The NEOs are entitled to certain severance payments and benefits upon a qualifying termination of employment or, in the case of a change in control, double trigger accelerated vesting of equity awards in the event of a qualifying termination of employment that occurs within one year following a change in control. These terms of these arrangements are described under “CD&A — Post-Employment Compensation and Employment and Severance Arrangements — Executive Employment Arrangements, Executive Severance Arrangements and Equity Award Agreements” above.

In the table that follows, potential payments and other benefits payable upon termination of employment and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2018. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts that could be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEOs’ separation from Aimco. The following table summarizes the potential payments under various scenarios if they had occurred on December 31, 2018.

	Value of Accelerated Stock and Stock Options ($)(1)					Severance ($)
Name	Change in Control Only	Double Trigger Change in Control	Death or Disability	Termination Without Cause	Termination For Good Reason	Death	Disability	Termination Without Cause	Termination For Good Reason	Termination Without Cause or For Good Reason in Connection with a Change in Control	Non- Compete Payments ($) (2)

Terry Considine	—	17,422,042	17,422,042	17,422,042	17,422,042	—	3,624,483(3)(4)	3,624,483(4)	3,624,483(4)	3,624,483(4)	—

Paul L. Beldin	—	2,835,207	2,835,207	—	—	—	575,685(5)	872,526(6)	872,526(6)	1,718,700(7)	600,000

John E. Bezzant	—	1,917,706	1,917,706	—	—	—	511,720(5)	962,938(6)	962,938(6)	1,899,245(7)	600,000

Lisa R. Cohn	—	4,595,951	4,595,951	—	—	—	670,900(5)	1,084,240(6)	1,084,240(6)	2,143,707(7)	600,000

Keith M. Kimmel	—	3,386,236	3,386,236	—	—	—	456,398(5)	959,024(6)	959,024(6)	1,891,416(7)	600,000

(1)	Amounts reflect value of accelerated restricted stock, LTIP units, and options using the closing market price on December 31, 2018, of $43.88 per share.
(2)

Amounts assume the agreements were enforced by the Company and that non-compete payments in an aggregate amount equal to two-thirds of the executive’s monthly base salary would be payable for 24 months following the executive’s termination of employment by the Company without cause.

(3)	Amount does not reflect the offset for long-term disability benefit payments in the case of a qualifying disability under Aimco’s long-term disability insurance plan.
(4)

Amount consists of (i) a lump sum cash payment equal to the sum of (a) three times the sum of Mr. Considine’s base salary, or $2.1 million, and (b) Mr. Considine’s 2018 target STI of $1.5 million, and (ii) 24 months of medical coverage reimbursement at an estimated amount of $24,483, as payable pursuant to the terms of Mr. Considine’s employment agreement with the Company.

(5)	Amount consists of a lump sum cash payment equal to the amount of 2018 STI paid, as payable pursuant to the Executive Severance Policy.
(6)

Amount consists of (i) a lump sum cash payment equal to the sum of base salary and the average of the amount of STI paid for the previous three years, and (ii) 18 months of medical coverage reimbursement at an estimated amount of $26,631, as payable pursuant to the Executive Severance Policy.

(7)

Amount consists of (i) a lump sum cash payment equal to two times the sum of base salary and the average of the amount of STI paid for the previous three years, and (ii) 18 months of medical coverage reimbursement at an estimated amount of $26,631, as payable pursuant to the Executive Severance Policy.

CHIEF EXECUTIVE OFFICER COMPENSATION AND EMPLOYEE COMPENSATION

We believe that executive pay should be internally consistent and equitable to motivate our team members to create shareholder value. In August 2015, pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer. The disclosure is required for fiscal years beginning on or after January 1, 2017. The annual total compensation for 2018 for Mr. Considine, our CEO, was $6,773,403, as reported under the heading “Summary Compensation Table.” Our median employee’s total compensation for 2018 was $68,933. As a result, we estimate that Mr. Considine’s 2018 total compensation was approximately 98 times that of our median employee.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining 2018 total compensation, consisting of base salary, annual bonus amounts, stock-based compensation (based on the grant date fair value of awards granted during 2018) and other incentive payments for all individuals who were employed by the Company on December 31, 2018, other than our CEO. We included all active employees and annualized the compensation for any employees who were not employed by the Company for the full 2018 calendar year. After identifying the median employee based on 2018 total compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the “Total” column in the Summary Compensation Table.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information on equity compensation plans as of the end of the 2018 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Subject to Outstanding Unexercised Grants)
Equity compensation plans approved by security holders	2,225,385	$19.01	7.1 years	4,683,047
Equity compensation plans not approved by security holders	—	—	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Aimco recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Aimco’s decisions are based on considerations other than the best interests of Aimco and its stockholders. Accordingly, as a general matter, it is Aimco’s preference to avoid related person transactions. Nevertheless, Aimco recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Aimco and its stockholders. The Nominating and Corporate Governance Committee, pursuant to a written policy approved by the Board, has oversight for related person transactions. The Nominating and Corporate Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Aimco (or any Aimco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than an interest arising solely as a result of being a director of another corporation or organization that is a party to the transaction or a less than 10 percent beneficial owner of another entity that is a party to the transaction). The Nominating and Corporate Governance Committee has also given its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits.

Sublease of a Portion of Aimco Office Space

On January 25, 2019, Aimco entered into a sublease agreement (the “Sublease”) with an entity in which Mr. Considine has sole voting and investment power. Under this agreement, Aimco has subleased to said entity approximately 2,957 square feet of office space within the same building as Aimco’s corporate headquarters, and consisting of excess space not needed by Aimco, on exactly the same terms as Aimco leases the space. The Sublease does not provide any benefit to the entity, as other space in the building requires comparable rent. The Sublease provides some benefit to Aimco as it gives Aimco a head start on putting that space to productive use. The entity has a lease term less favorable than Aimco’s lease with the landlord, in that Aimco has the option to terminate the Sublease at any time, for any or no reason, upon six months’ notice. The Sublease has a term that begins on April 1, 2019 and ends on April 30, 2029, the same term as the Aimco lease. The annual amount of rent in the first year is $78,361, subject to annual increases. The aggregate amount of rent expected to be paid under the Sublease, assuming the entire lease term is fulfilled, is approximately $850,000. The Nominating and Corporate Governance Committee reviewed the Sublease and determined that it is in the best interests of Aimco and its stockholders.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aimco’s executive officers and directors, and persons who own more than ten percent of a registered class of Aimco’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than ten percent of Aimco’s registered equity securities are required by SEC regulations to furnish Aimco with copies of all such forms that they file.

Based solely on Aimco’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2018, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, Aimco believes that during the period ended December 31, 2018, all filing requirements were complied with by its executive officers and directors.

Stockholders’ Proposals. Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2020 must be received by Aimco, marked to the attention of the Corporate Secretary, no later than November 16, 2019, to be included in Aimco’s proxy statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Nominations for directors pursuant to “proxy access” provided for in the Company’s bylaws must adhere to the terms of the bylaws and will be considered untimely if received by the Company before October 17, 2019, or after November 16, 2019. Proposals of stockholders submitted to Aimco for consideration at Aimco’s annual meeting of stockholders to be held in 2020 outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder’s proposal in Aimco’s proxy materials) will be considered untimely if received by the Company before January 1, 2020, or after January 31, 2020.

Other Business. Aimco knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

Available Information. Aimco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This Proxy Statement is dated March 1, 2019. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS

March 1, 2019

Denver, Colorado

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 1:00 a.m., Central Time, on April 30, 2019.

Online
Go to www.envisionreports.com/aiv or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:												+
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Terry Considine	☐	☐	☐	02 - Thomas L. Keltner	☐	☐	☐	03 - J. Landis Martin	☐	☐	☐
04 - Robert A. Miller	☐	☐	☐	05 - Kathleen M. Nelson	☐	☐	☐	06 - Ann Sperling	☐	☐	☐
07 - Michael A. Stein	☐	☐	☐	08 - Nina A.Tran	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐	3.	Advisory vote on executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PROXY FOR COMMON STOCK

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS — APRIL 30, 2019

The undersigned hereby appoints Terry Considine, Paul L. Beldin, and Lisa R. Cohn and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Aimco to be held at Aimco’s Corporate Headquarters, 4582 S. Ulster Street, Denver, CO, 80237, on Tuesday, April 30, 2019, at 8:30 a.m. Mountain Time, and any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof).

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE EIGHT DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

(Items to be voted appear on reverse side).

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐